UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials under §240.14a-12

EVgo Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of EVgo Inc., a Delaware corporation (“EVgo,” the “Company,” “we,” “our,” or “us”). The Annual Meeting will be held on Thursday, May 14, 2026, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, as a virtual meeting at www.virtualshareholdermeeting.com/EVGO2026 for the following purposes:
1.	To elect the three nominees for Class II director named herein to hold office until the 2029 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	To ratify the selection by our audit committee (the “Audit Committee”) of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“Say-on-Pay”).
4.	To approve, on a non-binding, advisory basis, the frequency at which the Say-on-Pay vote at future annual meetings of stockholders will be held.
5.	To conduct any other business properly brought before the meeting.
The Annual Meeting will again be conducted in a virtual-only format, which our Board of Directors (the “Board”) chose in order to provide stockholders with access to the meeting regardless of geographic location and to help increase stockholder participation, while also minimizing the time and cost associated with planning, holding and arranging logistics for an in-person meeting. Stockholders will be able to participate, vote electronically and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/EVGO2026.
We are using the “Notice and Access” method of providing proxy materials to a number of our stockholders via the Internet. On or about April 3, 2026, we will mail to such stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you do not receive a Notice, you will receive a paper copy of the proxy materials by mail from us on or about the same date, unless you have previously elected to receive proxy materials by email. We remind stockholders who receive a Notice that the Notice is not itself a proxy card and should not be returned with voting instructions.

All stockholders are cordially invited to attend the Annual Meeting virtually and urged to submit their proxy or voting instructions as promptly as possible to ensure their representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares through our virtual platform, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this proxy statement (the “Proxy Statement”).

By Order of the Board of Directors

/s/ Francine Sullivan
Francine Sullivan
Chief Legal Officer and EVP, Corporate Development
April 3, 2026
El Segundo, CA

Important Notice Regarding the Availability of Proxy Materials
for the Stockholders’ Meeting to Be Held on May 14, 2026.

The Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Notice are available at www.proxyvote.com.

EVgo Inc.
i

Websites throughout this Proxy Statement are provided for reference only and are not incorporated by reference into this Proxy Statement.
Unless otherwise indicated or unless the context requires otherwise, all references in this Proxy Statement to the “Company,” “EVgo” and similar terms refer to EVgo Inc. and its consolidated subsidiaries. References to “Climate Change Crisis Real Impact I Acquisition Corporation” and “CRIS” refer to EVgo’s predecessor company prior to the consummation of the transaction (the “Business Combination”) pursuant to that certain Business Combination Agreement by and among us, EVgo Holdings, LLC, a Delaware limited liability company (“Holdings”), EVgo HoldCo, LLC, a Delaware limited liability company (“Holdco”), EVgo OpCo, LLC, a Delaware limited liability company (“OpCo”) and CRIS Thunder Merger LLC, a Delaware limited liability company and our wholly-owned subsidiary (“Thunder Sub”). The Business Combination closed (the “Closing”) on July 1, 2021.
ii

PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent or made available to you these proxy materials because the Board is soliciting your proxy to vote at our Annual Meeting on May 14, 2026, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, and any adjournments or postponements thereof. These proxy materials include information that we are required to provide to you pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.
How do I attend and participate in the Annual Meeting?
To participate in the Annual Meeting, you must access the virtual meeting at www.virtualshareholdermeeting.com/EVGO2026 and use the control number provided with your proxy materials. Our virtual meeting platform, which will be provided by Broadridge Financial Solutions, allows all participating stockholders to submit questions during the Annual Meeting. The virtual platform also allows stockholders to vote on proposals online. We believe that the virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate as stockholders would have at a physical annual meeting.
More information regarding the question-and-answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting rules of conduct, which will be posted at www.virtualshareholdermeeting.com/EVGO2026 during the meeting.
In the event of a technical malfunction or other situation that may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held, at the discretion of the Chair of our Board (the “Chair”), our Chair or Secretary will convene the meeting at 1:00 p.m. Eastern Time / 10:00 a.m. Pacific Time on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on our investor relations website at https://investors.evgo.com/.
We encourage you to access the Annual Meeting before it begins. If you have difficulty accessing the Annual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/EVGO2026.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Who can vote at the Annual Meeting?
Stockholders of record as of the close of business on March 19, 2026 (the “Record Date”) are entitled to receive notice of, attend and participate, and vote at the Annual Meeting. At the close of business on the Record Date, there were 140,779,998 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 172,800,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) outstanding. Holders of our

Class A Common Stock and Class B Common Stock are entitled to one vote for each share held as of the above Record Date. Holders of our Class A Common Stock and Class B Common Stock will vote together as a single class on all matters described in this Proxy Statement. There is no cumulative voting.
How do I vote?
A stockholder’s shares can be voted at the Annual Meeting only if the stockholder attends the virtual meeting or is represented by proxy. We urge any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance. Stockholders may complete their proxies and authorize their votes by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote their shares.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.
How are votes counted?
Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions.
What if I do not provide specific voting instructions?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted as follows: (1) “For” each of the nominees listed in Proposal No. 1, (2) “For” the ratification of the independent registered public accounting firm in Proposal No. 2, (3) “For” approval, on an advisory (non-binding) basis, of the Say-on-Pay vote, (4) “One Year” for the frequency at which, on an advisory (non-binding) basis, the Say-on-Pay vote will be held at future meetings of stockholders, and (5) in accordance with the discretion of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your bank, broker or other nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.
If you do not furnish voting instructions to your bank, broker or other nominee, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, including the rules and interpretations of The Nasdaq Stock Market LLC (“Nasdaq”), brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. Proposal No. 2 is considered a “routine” proposal for this purpose. Proposals No. 1, No. 3 and No. 4 are considered “non-routine,” and your broker will not have discretion to vote on these proposals.
Why did I receive a Notice Regarding the Availability of Proxy Materials on the Internet instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we are providing access to our proxy materials over the Internet to some of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice will also tell you how to access your proxy card to vote over the Internet or by telephone.
If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. If you do not receive a Notice, you will receive a paper copy of the proxy materials by mail, unless you have previously elected to receive proxy materials by email.
What should I do if I receive more than one proxy or voting instruction card?
Stockholders may receive more than one set of voting materials, including multiple copies of the proxy materials and multiple Notices, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials or one Notice for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all of the proxy cards and voting instruction cards you receive relating to the Annual Meeting to ensure that all of your shares are voted and counted.
What are broker non-votes?
When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares with respect to such matters. These unvoted shares are considered “broker non-votes” with respect to such matters.
How many votes are needed to approve each proposal?
Proposal No. 1 — Directors are elected by a plurality of the votes validly cast in such election. Each nominee nominated by the Board to serve as a Class II director must receive the most “For” votes (among votes properly cast online during the meeting or by proxy) of nominees for the three vacancies in such director class in order to be elected. Shares represented by executed proxies will be voted, if authority to do so is not marked therein as “withheld,” “For” the election of each nominee named in Proposal No. 1, and broker non-votes will have no effect on such election. Therefore, only votes “For” will affect the outcome.
Proposal No. 2 — Approval of this proposal requires the affirmative vote of a majority in voting power of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote this proposal. Votes may be cast “For,” “Against,” or “Abstain” with respect to this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “For” approval of this proposal. Abstentions will have the same effect as votes cast “Against” the proposal. This proposal is considered “routine,” and therefore we do not expect to receive any broker non-votes for this proposal.
Proposal No. 3 — Approval of this proposal requires the affirmative vote of a majority in voting power of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote this proposal. Votes may be cast “For,” “Against,” or “Abstain” with respect to this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “For” approval of this proposal. Abstentions will have the same effect as votes cast “Against” the proposal, and broker non-votes will have no effect on the proposal.
Proposal No. 4 — For the frequency of the Say-on-Pay proposal you may vote for every “One Year,” “Two Years,” “Three Years,” or “Abstain” and the option among one year, two years or three years that receives the highest number of votes cast by stockholders entitled to vote thereon at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then for “One Year” for this proposal. Abstentions and broker non-votes will have no effect on the proposal.
What is the quorum requirement for the Annual Meeting?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least 156,790,000 shares of Common Stock, which constitutes a majority in voting power of the outstanding shares of stock entitled to vote at the Annual Meeting, are represented virtually or by proxy. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum.

If a quorum is present at the Annual Meeting, stockholders may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum until such time as it may be adjourned by the person presiding over it. Only the person presiding over the meeting may adjourn the meeting from time to time, whether or not there is such a quorum.
Can I change my vote after submitting my proxy?
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation or a properly executed proxy bearing a later date to the attention of our Corporate Secretary at 1661 East Franklin Avenue, El Segundo, CA 90245.
You may also revoke your proxy by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attending the virtual meeting and voting your shares while logged in and participating in the live webcast.
Beneficial owners of shares held in street name must follow their bank, broker, or other nominee’s instructions to revoke their proxies or vote at the Annual Meeting and, for both stockholders of record and beneficial owners of shares held in street name, attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request or vote online at the Annual Meeting.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K (a “Form 8-K”) that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the Internet?
This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report on Form 10-K”) and the Notice are available, or will be made available when published, at www.proxyvote.com.
Where can I find the stockholder list?
A complete list of registered stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the Annual Meeting during ordinary business hours at our principal offices located at 1661 East Franklin Avenue, El Segundo, CA 90245. The list will also be available electronically at www.virtualshareholdermeeting.com/EVGO2026 during the Annual Meeting.
Who can I contact if I have questions concerning the Annual Meeting?
If you have any further questions about voting your shares or attending the Annual Meeting or wish to obtain directions on how to join the virtual Annual Meeting, please call or email our Investor Relations Department at (310) 954-2900 or investors@evgo.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our charter divides the Board into three classes, with staggered three-year terms: Class II directors, whose current term will expire at the Annual Meeting; Class III directors, whose current term will expire at the annual meeting of stockholders expected to be held in 2027; and Class I directors, whose current term will expire at the annual meeting of stockholders expected to be held in 2028. Vacancies on the Board may be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class to which such director shall have been appointed or assigned, and until his or her successor is duly elected and qualified, subject to his or her earlier death, disqualification, resignation or removal.
As such, the Board presently has nine members, of which Darpan Kapadia, Jonathan Seelig and Paul Segal are Class II directors whose terms of office expire in 2026 and who have been nominated for election at the Annual Meeting. At the recommendation of our nominating and corporate governance committee (the “Nominating and Governance Committee”), the Board proposes that each of the three Class II nominees named below be elected as a Class II director for a three-year term expiring at the 2029 annual meeting of stockholders or until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Class II Nominees for Election for a Three-year Term Expiring at the 2029 Annual Meeting
The following table and the paragraphs that follow provide information, as of the date of this Proxy Statement, regarding each nominee nominated by the Board to serve as a Class II director:

Name	Age	Primary Occupation	Position at EVgo	Director Since
Darpan Kapadia	53	Chief Operating Officer, LS Power	Director	July 2021
Jonathan Seelig(1)(2)(3)	53	Retired, Former Chairman of Ridge	Director	May 2023
Paul Segal	51	Chief Executive Officer, LS Power	Director	May 2023

(1)	Member of the compensation committee (the “Compensation Committee”)
(2)	Member of the Audit Committee
(3)	Chair of the Nominating and Governance Committee
Darpan Kapadia. Darpan Kapadia has served on the Board since July 2021. Mr. Kapadia currently serves as the Chief Operating Officer of LS Power, a position he has held since May 2017, and is a member of the firm’s Management Committee and Investment Committee, overseeing one of the largest private power generation, transmission and energy infrastructure companies in the United States. Prior to his appointment as Chief Operating Officer of LS Power, Mr. Kapadia was Head of Strategy from December 2009 to May 2017. He is also a member of the investment committees of Edge Principal Advisors, Verance Capital and Marmora Capital, three LS Power affiliated companies that invest across real estate, sports, media and other alternative investments. Prior to joining LS Power in 2004, Mr. Kapadia was a Vice President at Goldman Sachs & Co. where he managed assets for institutional and private clients. Prior to that, Mr. Kapadia was a Senior Consultant with PricewaterhouseCoopers LLP where he provided strategic and financial advisory services to corporations. Mr. Kapadia received a B.A. in Economics with Phi Beta Kappa honors from the College of William and Mary and an M.B.A. with highest distinction from the Kellogg Graduate School of Management at Northwestern University. He is a member of the William and Mary Foundation Board of Trustees, the William and Mary Public Policy Advisory Board and Kellogg’s Alumni Council. He was nominated to the Board pursuant to the nomination agreement between the Company and LS Power Equity Partners IV, L.P. We believe Mr. Kapadia’s experience in the power generation, transmission and energy infrastructure sectors makes him well suited to serve on the Board.
Jonathan Seelig. Jonathan Seelig has been a member of the Board since May 2023. He previously served as an observer of our Board from October 2022 until election to the Board. Mr. Seelig has been a technology industry founder, operator and investor for over 25 years. He co-founded Ridge, a cloud computing platform, in October 2018 and served as its CEO from October 2018 to October 2021 and as its Chairman from October 2021 to December 2023. He co-founded Akamai Technologies, Inc., a content delivery network, cybersecurity and cloud service company, in 1997, and has held leadership or investment roles in dozens of early-stage companies in the technology and transportation sectors. These roles have included director of Zipcar, a car sharing company, from 2001 to 2010 (Chairman from 2003-2010), director of Zagster, a designer, builder and operator of bike sharing programs, from January 2017 to September 2019, and director of Zoom Telephonics, a creator of cable modems and other internet access products, from May 2019 until December 2020. He received a Bachelor of Science from Stanford University. We believe Mr. Seelig’s substantial leadership experience in the technology and transportation sectors make him well suited to serve on the Board.
Paul Segal. Paul Segal has served as Chief Executive Officer of LS Power since 2011. He is also a member of LS Power’s Management Committee, overseeing one of the largest independent power and transmission developers in the U.S. Prior to his appointment as Chief Executive Officer, Mr. Segal oversaw LS Power’s asset management and renewables development activities. Prior to joining LS Power, in 2002 Mr. Segal founded Luminus Management, a hedge fund manager that invested across the capital structure of publicly traded power, energy, utility and related companies, and for which he served as President and Portfolio Manager until 2011. Mr. Segal began his career at Smith Barney as a generalist in the Mergers and Acquisitions Investment Banking group. He graduated with highest honors from the Rutgers College of Engineering with a B.S. in Bio-Chemical Engineering. Mr. Segal serves as a member of the Mount Sinai Department of Medicine Advisory Board, the Weill Cornell Medicine Dean’s Council, the board of the Digestive Disease Research Foundation, and the Advisory Board of NYU Law School’s Institute for Policy Integrity. He was nominated to the Board pursuant to the nomination agreement between the Company and LS Power Equity Partners IV, L.P. We believe Mr. Segal’s extensive experience in executive leadership roles as well as his experience in the renewable energy sector make him well suited to serve on the Board.
Vote Required for Approval
Directors are elected by a plurality of the votes validly cast in such election. Each nominee nominated by the Board to serve as a Class II director must receive the most “For” votes (among votes properly cast online during the meeting or by proxy) of nominees for the three vacancies in such director class in order to be elected. Shares represented by executed proxies will be voted, if authority to do so is not marked therein as “withheld,” “For” the election of each nominee named above, and broker non-votes will have no effect on such election. Therefore, only votes “For” will affect the outcome.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES

Continuing Directors
The following table and the paragraphs that follow provide information, as of the date of this Proxy Statement, regarding the directors who are serving for terms that end following the Annual Meeting:

Name	Age	Primary Occupation	Position at EVgo	Director Since
Class III Directors
Scott Griffith(1)(2)(3)	67	Chief Executive Officer, Workhorse Group	Director	April 2024
Katherine Motlagh(1)(3)(4)	52	Former EVP and Chief Financial Officer, CyrusOne LLC	Director	April 2022
David Nanus(1)	51	President, LS Power Equity Advisors, LLC	Chairman	July 2021
Class I Directors
Peter Anderson(5)	37	Managing Director, LS Power	Director	March 2023
Joseph Esteves	65	Vice Chairman, LS Power	Director	July 2021
Badar Khan	55	Chief Executive Officer, EVgo	CEO & Director	May 2022

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee
(4)	Chair of the Audit Committee
(5)	Chair of the Compensation Committee
Scott Griffith. Scott Griffith has served on the Board since April 2024. Since December 2025, Scott has served as the Chief Executive Officer and a Director of Workhorse Group, an American manufacturer of zero-emission commercial vehicles. From April 2024 until its merger with Workhorse in December 2025, Scott served as Chief Executive Officer of Motive Power Systems, an electric truck manufacturer. From November 2019 to September 2022, he served as the CEO of the Autonomous Vehicles and Mobility Businesses at Ford Motor Company. In that role, he led Ford’s investments and operations in Level 4 autonomous vehicles as well as oversight of several new hardware and software businesses in Ford’s “new mobility” segment. From April 2014 until October 2021, Scott was an Executive in Residence at General Catalyst Partners, a venture and growth capital firm. In connection with that role, he served as Chairman at Envoy Global, Inc., a global immigration services provider, and TrueMotion, Inc., which operates an AI-based platform that scores driving behavior. Previously, Mr. Griffith served as Chairman and Chief Executive Officer of Zipcar, Inc., a car-sharing company, and held roles with The Parthenon Group, a business strategy firm, The Boeing Company, an aerospace manufacturer, and Hughes Electronics, an electronics and aerospace manufacturer. Mr. Griffith holds a B.S. in engineering from Carnegie Mellon University and an M.B.A. from The University of Chicago Booth School of Business. He serves on the Advisory Council for the Polsky Center for Entrepreneurship and Innovation at The University of Chicago. We believe Mr. Griffith’s extensive experience as a public company CEO, venture and growth stage investor, and strategic advisor makes him well suited to serve on the Board.
Katherine Motlagh. Katherine Motlagh has served on the Board since April 2022. From October 2020 to June 2023, she served as Executive Vice President and Chief Financial Officer of CyrusOne LLC (“CyrusOne”), a global data center developer and operator delivering digital infrastructure solutions across the globe. In this role, Ms. Motlagh was a member of the executive management team and was responsible for CyrusOne’s accounting, finance, capital markets, tax, procurement, and investor relations. Prior to CyrusOne, she served from May 2015 to October 2020 as Chief Financial Officer of the European, African and Latin American regions at American Tower, a global infrastructure REIT which develops, owns, and operates multi-tenant communications real estate. In that role, Ms. Motlagh was responsible for providing strategic leadership and oversight of all financial activities and financial reporting, management of international tax policy, and planning and internal control compliance for international businesses in 18 countries and led a global finance organization of over 300 employees. Ms. Motlagh’s earlier career included divisional Chief Financial Officer roles as well as a variety of finance and accounting leadership roles with progressively increasing responsibilities at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc. Ms. Motlagh currently serves on the boards of directors of Crown Castle Inc., a publicly traded communications infrastructure company, and Aeva Technologies, Inc., a publicly traded designer and developer of LiDAR sensing systems. Ms. Motlagh earned a master’s degree from the Financial University in Moscow, is a licensed Certified Public Accountant, and holds the NACD Directorship Certification® (NACD.DC). Additionally, Ms. Motlagh has previously served on the National and European Boards of the Institute of Management Accountants and is a Certified Management Accountant. We believe Ms. Motlagh’s substantial financial expertise makes her well suited to serve on the Board.
David Nanus. David Nanus has served on the Board as Chairman since July 2021. Previously, Mr. Nanus served on the board of Holdings following LS Power’s acquisition of EVgo in January 2020. Mr. Nanus also currently serves as President of LS Power Equity Advisors, LLC, LS Power’s Private Equity business, and as a member of LS Power’s Management Committee and Investment Committee. Previously, Mr. Nanus served as Co-Head of the Private Equity business, a role he held from 2017 to January 2023. Prior to his appointment as Co-Head, Mr. Nanus served as Senior Managing Director and in other positions in the Private Equity business. Mr. Nanus joined LS Power in 2005, prior to which he held positions in investment banking with Lazard Freres in its Power and Energy practice, and with Dresdner Kleinwort Wasserstein, where he was a member of the Financial Sponsors and Global Energy practices. Mr. Nanus began his career with Arthur Andersen, where he was a member of the Transaction Advisory Services and Audit Groups. Mr. Nanus is a past President of the Board of Trustees of Solomon Schechter Day School of Bergen County, and a past member of the Board of Trustees of Success Academy NYC Charter Schools, and an emeritus member of the Cornell University Dyson School of Business Undergraduate Program Advisory Council. Mr. Nanus received a B.S. from Cornell University and an M.B.A. with honors from Columbia Business School. He was nominated to the Board pursuant to the nomination agreement between the Company and LS Power Equity Partners IV, L.P. We believe that Mr. Nanus’s experience in the power and energy industries, in finance and accounting, as well as his knowledge of our business, make him well suited to serve on the Board.
Peter Anderson. Peter Anderson has served on the Board since March 2023 and, prior to his appointment to the Board, served as an observer of our Board from July 2021 to March 2023. He is also Managing Director and a member of the investment committee at LS Power. In this role, his responsibilities include origination, mergers and acquisitions, financing, due diligence, and asset management for LS Power’s private equity funds. During his time at LS Power, Mr. Anderson has engaged in a variety of transactions across the energy sector, including transportation electrification, renewable natural gas, distributed generation, and conventional and renewable generation. Prior to joining LS Power in 2014, Mr. Anderson was an associate in Barclays’s Power and Gas Commodities Group from 2011 to 2014. In that role, he focused on structured power and gas commodity transactions. Mr. Anderson holds a B.S. in Commerce with a concentration in Finance and a B.S. in Mathematics from the University of Virginia. He was nominated to the Board pursuant to the nomination agreement between the Company and LS Power Equity Partners IV, L.P. We believe Mr. Anderson’s extensive experience in the transportation electrification, power generation and renewable energy sectors makes him well suited to serve on the Board.
Joseph Esteves. Joseph Esteves has served on the Board since July 2021. Previously, Mr. Esteves served on the board of Holdings, a position he held after LS Power’s acquisition of EVgo in January 2020. Mr. Esteves currently serves as the Vice Chairman of LS Power, having previously been the Chief Financial Officer from 2008 through 2025. He was also a member of LS Power’s Management Committee and Investment Advisory Committee and was responsible for LS Power’s financing activity. Mr. Esteves joined LS Power in 2004. Prior to joining LS Power, Mr. Esteves served as Executive Vice President at Comverge, Inc., a power technology firm serving electric utilities, from 2001 to 2004. Previously, he spent fifteen years with major investment banking firms focused on the Energy and Power industries. Those roles included Managing Director and Region Head Project Finance at UBS; Vice President, Structured Finance at Goldman Sachs & Co.; and Vice President, Corporate Finance at Salomon Brothers Inc. Mr. Esteves received an M.B.A. from the Wharton School and a B.E.E. from the Cooper Union. He was nominated to the Board pursuant to the nomination agreement between the Company and LS Power Equity Partners IV, L.P. We believe Mr. Esteves’s financial expertise and experience in the electric power and finance industries make him well suited to serve on the Board.
Badar Khan. Badar Khan has served as our Chief Executive Officer since November 2023 and as a member of the Board since May 2022. Prior to becoming our Chief Executive Officer, Mr. Khan served as a Senior Advisor with Global Infrastructure Partners, a leading independent infrastructure fund manager, from November 2022 until September 2023. Previously, from April 2017 to June 2022, he held several roles with National Grid, a multinational electricity and gas utility company, including President at National Grid US from November 2019 to June 2022, during which he led the company’s core U.S. business operations, including the provision of electricity, natural gas and clean energy solutions to over 20 million people across Massachusetts, New York and Rhode Island. From April 2017 to November 2019, he was the President of National Grid Ventures, a global portfolio of large-scale competitive energy projects — including electricity interconnectors, onshore wind and solar generation, competitive electricity transmission, and LNG storage — and oversaw the creation of National Grid Partners, the company’s venture capital and innovation arm. Mr. Khan previously worked at Centrica plc, a multinational energy and services company, for 14 years in the UK and U.S., including from 2013 to 2017 as Chief Executive Officer of Direct Energy, the North American subsidiary that provides electricity, natural gas and home services. Prior to that, he was an officer of a start-up private retail energy company in the U.S. and also worked in management consulting with Deloitte Consulting. Mr. Khan has served on the board of directors of CRH plc, a manufacturer and supplier of building materials, since October 2021. He has a degree in engineering from Brunel University in London and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Khan is qualified to serve as a director because of his operational expertise gained from serving as our Chief Executive Officer and his extensive professional experience in the energy sector.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has been engaged by us since July 1, 2021, and has been engaged by Holdco since 2020. Representatives of KPMG are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.
Principal Accountant Fees and Services
KPMG

	Year Ended December 31
	2025	2024
Audit Fees(1)	$2,262,565	$1,432,500
Tax Fees(2)	66,090	195,000
All Other Fees(3)	—	22,100
Total Fees	$2,328,655	$1,649,600

(1)
“Audit Fees” primarily consist of audit services related to the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, the audits of our standalone subsidiaries completed in connection with the loan guarantee of up to $1.25 billion from the U.S. Department of Energy Loan Programs Office under its Title 17 Clean Energy Financing Program and our commercial credit facility, professional services provided in connection with KPMG’s report on internal controls over financial reporting for the consolidated financial statements, and fees related to services performed in connection with our securities offerings, in each case including consents and review of documents filed with the SEC and other offering documents.

(2)	“Tax Fees” primarily consist of professional services for tax compliance.
(3)	“All Other Fees” includes advisory work related to employee retention credits.
Pre-Approval Policies and Procedures
Pursuant to its charter, the Audit Committee may pre-approve audit and permissible non-audit and tax services provided to us by the independent auditors. The Audit Committee may delegate to the chair of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at a subsequent meeting.
All of the services provided by KPMG listed in the table above were pre-approved in accordance with the pre-approval policies and procedures described in the paragraph immediately above.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority in voting power of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote this proposal. Votes may be cast “For,” “Against,” or “Abstain” with respect to this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “For” approval of this proposal. Abstentions will have the same effect as votes cast “Against” the proposal. This proposal is considered “routine,” and therefore we do not expect to receive any broker non-votes for this proposal. If our stockholders do not ratify the selection of KPMG, the Board will consider other independent auditors.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission (the “SEC”) rules.
This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or the compensation of any specific NEO, but rather the overall compensation of all of our NEOs and the compensation philosophy, policies, and practices described in this Proxy Statement. The compensation of our NEOs is disclosed in the compensation tables, and the related narrative disclosure contained under the “Executive Compensation” section in this Proxy Statement. As discussed in these disclosures, we believe that our compensation policies and decisions are designed to enable us to attract and retain top executive talent; lead us successfully in a competitive market based on principles that reflect a “pay-for-performance” philosophy; and strongly align with our stockholders’ interests.
Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our NEOs, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the compensation tables and related narrative disclosures set forth in this Proxy Statement.”
Because the vote is advisory, it is not binding on us, our Compensation Committee or our Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. The next annual meeting of stockholders at which a stockholder advisory vote on executive compensation will be determined by Proposal No. 4, below.
Vote Required for Approval
Approval of this proposal requires the affirmative vote of a majority in voting power of the shares of Common Stock present virtually or by proxy at the Annual Meeting and entitled to vote this proposal. Votes may be cast “For,” “Against,” or “Abstain” with respect to this proposal. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “For” approval of this proposal. Abstentions will have the same effect as votes cast “Against” the proposal, and broker non-votes will have no effect on the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4 – ADVISORY VOTE TO APPROVE FREQUENCY OF THE SAY-ON-PAY VOTE
The Dodd-Frank Act requires that stockholders be given the opportunity to vote, on a non-binding advisory basis, on the future frequency of advisory votes on the compensation of our NEOs. Stockholders may vote for the Company to conduct future advisory votes to approve the compensation of the NEOs every one year, two years, or three years, or stockholders may abstain from casting a vote on this proposal. We are required to hold this vote at least once every six years.
After careful consideration, our Board has determined that holding an annual advisory vote on executive compensation is the best approach for both the Company and our stockholders. This decision reflects the fact that our NEOs’ compensation is reviewed, adjusted, and approved on an annual basis. An annual vote ensures that stockholders can regularly express their views on our executive compensation policies, allowing the Board and the Compensation Committee to incorporate this feedback into their decision-making process each year. This consistent engagement strengthens transparency and accountability in promoting the alignment of executive pay with stockholder interests. While we recognize that perspectives may vary, we value stockholder input and look forward to hearing your views on this matter each year. The vote is advisory, which means that the vote is not binding on the Company, our Board, or the Compensation Committee.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstaining from voting in response to the following resolution:
“RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the preferred frequency for the advisory vote on the compensation of the NEOs as disclosed pursuant to the SEC’s compensation disclosure rules shall be every year, every two years, or every three years as determined by the highest number of votes cast.”
Because the vote is advisory, it is not binding on us, our Compensation Committee or our Board. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders in this matter and will consider the outcome of this vote when making future decisions regarding the frequency of holding future stockholder advisory votes on the compensation of our NEOs.
Required Vote
For the frequency of the Say-on-Pay proposal you may vote for every “One Year,” “Two Years,” “Three Years,” or “Abstain.” The indicated frequency that receives the highest number of votes cast at the Annual Meeting by stockholders entitled to vote on this proposal will be deemed to be the frequency preferred by our stockholders. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then for “One Year” for this proposal. Abstentions and broker non-votes will have no effect on this proposal.
THE BOARD RECOMMENDS A VOTE FOR “ONE YEAR” AS THE FREQUENCY FOR THE
STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NEOS AT
FUTURE ANNUAL MEETINGS OF STOCKHOLDERS

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining integrity in the marketplace. Our corporate governance guidelines (the “Corporate Governance Guidelines”) and code of conduct (the “Code of Conduct”), together with our certificate of incorporation, bylaws, and the charters of the committees of the Board, form the basis for our corporate governance framework.
Director Independence
The Board has determined that each of Scott Griffith, Katherine Motlagh, and Jonathan Seelig qualifies as an independent director under the criteria set forth in the listing rules of Nasdaq and applicable SEC rules, including the additional independence criteria applicable to service on the Audit Committee. These determinations were made by the Board based on the recommendation of its Nominating and Governance Committee, which is required pursuant to its charter to review, in light of such criteria, all relationships between us and each director or nominee, including prior service as an observer of our Board.
As of the date of this Proxy Statement, Holdings controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under Nasdaq rules. As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the Board to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of its executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board. We currently utilize some or all of these exemptions. As a result, we do not have a majority of independent directors on the Board. In addition, we may choose not to maintain a compensation committee or a nominating and corporate governance committee, and to the extent such committees are maintained, as is currently the case, they may not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
Meetings of the Board
The Board holds regular meetings each year and holds special meetings and acts by unanimous written consent when circumstances require. During 2025, our Board held four meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served during 2025. We encourage, but do not require, members of the Board to attend annual stockholder meetings. Two of our directors attended the 2025 annual meeting of stockholders.
Board Leadership Structure
The roles of Chair of the Board and Chief Executive Officer are currently held by separate individuals. Since July 2021, David Nanus has served as the Chair. Badar Khan has served as our Chief Executive Officer since November 2023. The Board believes this separation is appropriate at this time because it allows our Chief Executive Officer to focus on the Company’s day-to-day operations and strategic execution, while the Chair provides independent oversight, sets the Board’s agenda, and facilitates communication between the Board and management. Our governing documents do not mandate a particular leadership structure, and the Board retains the flexibility to modify this structure as the Company’s needs evolve.
Board Role in Risk Oversight
The Board oversees the risk management activities designed and implemented by our management. The Board does not have a standing risk management committee, but rather executes its oversight responsibility both directly and through its standing committees. All board committees report to the Board as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk. The Board considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure.

Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation of our business and providing appropriate updates to the Board and the Audit Committee. Our senior leadership team meets periodically to identify, review, prioritize and manage risks that are material to our business objectives.
The Audit Committee, acting pursuant to authority delegated by the Board, actively oversees our enterprise risk management framework, including cybersecurity and artificial intelligence strategy and risks from cybersecurity threats, and helps align our risk management program with our business objectives and compliance with legal and regulatory standards. As part of this oversight role, the Audit Committee receives regular updates from our Chief Financial Officer, and reviews the enterprise risk matrix prepared by our senior leadership team on a semi-annual basis. Such updates include reviews of new or evolving threats, our programs for mitigating such risks, the results of third-party audits, and our assessments and oversight of any recent events with certain characteristics that may have occurred. In addition, our Senior Vice President, Information Technology reports to the Audit Committee quarterly on cybersecurity matters. The chair of the Audit Committee regularly reports on the Audit Committee’s oversight activities related to enterprise risk management and cybersecurity to the full Board.
Our other Board committees consider risks as they perform their respective committee responsibilities. For example, the Compensation Committee performs an executive compensation risk assessment on an annual basis to consider whether any specific elements of our executive compensation program may induce executives to pursue strategies that could create unnecessary or excessive risk with respect to our operational or financial performance.
Committees of the Board
Because we are a “controlled company” under Nasdaq rules, we are not required to establish or maintain a compensation committee or a nominating and corporate governance committee. Although we are not required to do so, the Board maintains the Compensation Committee and the Nominating and Governance Committee in addition to the Audit Committee. Members serve on each committee until their resignation or until otherwise determined by the Board. Each committee operates under a charter approved by the Board.
Audit Committee
During the year ended December 31, 2025, the members of the Audit Committee were Katherine Motlagh, Scott Griffith, and Jonathan Seelig. As of the date of this Proxy Statement, the Audit Committee consists of the same individuals, with Ms. Motlagh serving as the chair of the Audit Committee. Under Nasdaq’s listing standards and applicable SEC rules, we are required to have at least three members of the Audit Committee, all of whom must be independent. Each of Ms. Motlagh and Messrs. Griffith and Seelig meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met eight times in 2025.
Each current member of the Audit Committee is financially literate, and the Board has determined that Ms. Motlagh qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The Audit Committee charter is posted in the Investors section of our website, which is located at investors.evgo.com, under the “Governance — Governance Documents” tab. The Audit Committee charter details the principal functions of the Audit Committee, including:
•	overseeing our accounting and financial reporting processes and audits of our financial statements;
•
assisting the Board’s oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications, independence, and performance, and (iv) the effectiveness and performance of our internal audit function;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm that we engage;
•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm that we engage, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
•	ensuring audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years involving one or more independent audits carried out by the firm and any steps taken to address such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report on Form 10-K;

•	reviewing and approving any related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; and
•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities, and any employee complaints or published reports that raise material issues regarding our financial statements, financial reporting process, accounting policies, or internal audit function.

Compensation Committee
During the year ended December 31, 2025, the members of the Compensation Committee were Peter Anderson, Scott Griffith, Katherine Motlagh, David Nanus, and Jonathan Seelig. As of the date of this Proxy Statement, the Compensation Committee consists of the same individuals, with Mr. Anderson serving as the chair of the Compensation Committee. Because we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards, the Compensation Committee is not required to be comprised solely of independent directors. The Compensation Committee met five times in 2025.
The Compensation Committee charter is posted in the Investors section of our website, which is located at investors.evgo.com, under the “Governance — Governance Documents” tab. The Compensation Committee charter details the principal functions of the Compensation Committee, including:
•	reviewing, approving, and determining, or making recommendations to the Board regarding, the compensation of our executive officers, including the Chief Executive Officer;
•	reviewing on an annual basis our executive compensation policies and plans;
•	reviewing and making recommendations to the Board with respect to incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	if required, producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee is delegated with such authority as required to discharge the Board’s responsibilities relating to compensation of the Company’s executive officers and directors, in addition to the specific duties described in its charter. The Compensation Committee may form sub-committees and delegate some or all of its authority to sub-committees, its chair or any of its members or the members of the Board when it deems appropriate subject to certain exceptions enumerated in its charter. During 2025, the

Compensation Committee delegated authority to the Chief Executive Officer to approve annual, new-hire, retention and certain other equity awards to Company non-executive employees within certain parameters and subject to certain limitations, and to the chair of the Compensation Committee and the Chair to collectively approve certain equity awards to employees outside of the scope of the delegation to the Chief Executive Officer. The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Compensation Committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.
Nominating and Governance Committee
During the year ended December 31, 2025, the members of the Nominating and Governance Committee were Jonathan Seelig, Scott Griffith, and Katherine Motlagh. As of the date of this Proxy Statement, the Nominating and Governance Committee consists of the same individuals, with Mr. Seelig serving as the chair of the Nominating and Governance Committee. Because we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards, we are not required to have independent director oversight of director nominations or a nominating and corporate governance committee comprised solely of independent directors. The Nominating and Governance Committee met five times in 2025.
The Nominating and Governance Committee charter is posted in the Investors section of our website, which is located at investors.evgo.com, under the “Governance — Governance Documents” tab. The Nominating and Governance Committee charter details the principal functions of the Nominating and Governance Committee, including:
•
identifying, screening, and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines;
•	coordinating and overseeing the annual performance evaluation of the Board, its committees, individual directors and management in our governance; and
•	reviewing on a regular basis our overall corporate governance practice and recommending improvements as and when necessary.
The Nominating and Governance Committee charter also provides that in the event that a vacancy on the Board arises, the Nominating and Governance Committee will seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Nominating and Governance Committee solicits recommendations from existing directors and senior management. These recommendations are considered by the Nominating and Governance Committee along with any recommendations that have been received from stockholders. The Nominating and Governance Committee considers recommendations for directors that are received from our stockholders and any other sources, provided that the recommendations comply with the procedures outlined in this Proxy Statement. The Nominating and Governance Committee charter also provides that the Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating and Governance Committee considers and reviews the candidate’s:
•	relevant skills, qualifications, and experience;
•	independence under applicable standards;
•	business judgment;
•	service on boards of directors of other companies;

•	personal and professional integrity, including commitment to our core values;
•	openness and ability to work as part of a team;
•	willingness to commit the required time to serve as a Board member; and
•	familiarity with us and our industry.
The Nominating and Governance Committee identifies and evaluates nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the Nominating and Governance Committee views as critical to effective functioning of the Board. Among the factors that are considered, the Nominating and Governance Committee weighs whether nominees to the Board provide the integrity, experience, knowledge, skills, judgment, and level of commitment appropriate for us. The Nominating and Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board.
Board and Committee Evaluations
Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees an annual evaluation process for the Board, each of its committees, and individual directors. As part of this process, each director completes a written questionnaire addressing Board and committee effectiveness, composition, and areas for improvement. The chair of the Nominating and Governance Committee reviews the responses and presents a summary of findings and recommendations to the full Board for discussion. The Board considers the results and, where appropriate, implements changes in response to the feedback received. The Board believes this annual evaluation process contributes to the continued effectiveness of the Board and its committees in fulfilling their oversight responsibilities to stockholders.
Director Continuing Education
We provide members of the Board with continuing education through presentations by internal and external subject matter experts. These sessions cover topics relevant to our industry and to Board service, including cybersecurity, artificial intelligence, sustainability, governance developments, and regulatory updates.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is or has been at any time one of our officers or employees. None of our executive officers serves, or in the past fiscal year has served, as a member of a board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Board.
Code of Conduct
We adopted a Code of Conduct that applies to our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Conduct is available on our investor website, which can be found at investors.evgo.com/governance. A printed copy of the Code of Conduct will be made available to any stockholder upon request. To the extent required by rules adopted by the SEC and the Nasdaq, we intend to promptly disclose future amendments to certain provisions of the Code of Conduct, or waivers of such provisions granted to executive officers and directors, on our investor website.
Stockholder Communications with the Board
Any stockholder or any other interested party who desires to communicate with the Board, or any specified individual director, may do so by directing such correspondence to the attention of the Corporate Secretary at our offices at 1661 East Franklin Avenue, El Segundo, CA 90245. All communications, except any abusive, threatening, or inappropriate materials, are compiled by our Corporate Secretary and submitted to the Board or the individual directors on a periodic basis, as appropriate.
Family Relationships
There are no familial relationships among our directors and executive officers.

DELINQUENT SECTION 16(A) REPORTS
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of Common Stock must report their initial ownership of Common Stock and any changes in that ownership in reports filed with the SEC. The SEC has designated specific deadlines for such reports, and we must identify in this Proxy Statement those persons who did not file such reports when due.
Based solely upon a review of such reports and written representations of our directors and officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2025, except for one Form 4 for Mr. Seelig reporting a grant of restricted stock units (“RSUs”) and one Form 4 for Mr. Khan reporting the vesting of RSUs, each of which was filed late due to an administrative error.

EXECUTIVE OFFICERS
Our executive officers are appointed by the Board and serve at its discretion. Set forth below is information regarding our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Badar Khan	55	Chief Executive Officer and Director
Keefer Lehner	40	Chief Financial Officer
Dennis Kish	62	President
Francine Sullivan	53	Chief Legal Officer and EVP, Corporate Development

Additional information about each of our executive officers (except for Badar Khan, whose biographical information is provided in the “Continuing Directors” section of this Proxy Statement), is as follows:
Keefer Lehner. Keefer Lehner has served as our Chief Financial Officer since January 2026. Mr. Lehner has nearly 20 years’ experience in finance, accounting, capital markets and strategic and operational leadership across the energy and infrastructure sectors. Mr. Lehner joined the Company from KLX Energy Services Holdings Inc. (“KLX”), a NASDAQ-listed provider of diversified energy services where he served as the Executive Vice President and Chief Financial Officer since July 2020. He joined KLX following its merger with QES Inc. (“QES”), where he served as Executive Vice President and Chief Financial Officer from its formation in 2017 until July 2020. Prior to QES, Mr. Lehner held various leadership roles at Quintana Capital Group, a family of energy-focused private equity funds, where he was responsible for sourcing, executing and managing investments across the energy value chain. Mr. Lehner began his career in the investment banking division of Simmons & Company International, advising public and private energy and infrastructure clients on mergers and acquisitions, capital markets and strategic transactions. Mr. Lehner attended Villanova University, where he earned a B.S.B.A. in Finance.
Dennis Kish. Dennis Kish has served as our President since January 2024, prior to which he served as our Chief Operating Officer beginning in January 2022. Mr. Kish brings more than 30 years of experience in the technology and infrastructure industries. Prior to joining EVgo, Mr. Kish served as Chief Operating Officer of Taoglas USA, Inc. (“Taoglas”), a provider of Internet of Things solutions, from February 2020 to May 2021, and as its President from February 2019 to February 2020. Prior to Taoglas, Mr. Kish held executive positions at Google Fiber, a broadband internet provider and a subsidiary of Alphabet Inc., including serving as President from April 2016 to July 2017, and as Vice President from July 2014 to April 2016. After Google Fiber, Mr. Kish evaluated other opportunities before joining Taoglas in February 2019. Mr. Kish holds a B.S. in Electrical Engineering from Michigan State University.
Francine Sullivan. Francine Sullivan has served as our Chief Legal Officer and EVP, Corporate Development since March 2025, and prior to that she served as our Chief Legal Officer and General Counsel from July 2021 to March 2025 and as General Counsel of Holdco from May 2021 until the Closing of the Business Combination. Ms. Sullivan leads our corporate development and strategic partnerships team as well as our legal and compliance team. Ms. Sullivan has spent the past 21 years in the clean energy sector. Prior to joining EVgo in May 2021, Ms. Sullivan served as Vice President, Business Development for REC Silicon ASA (“REC”), a publicly listed Norwegian solar and advanced materials company. Based out of the Houston, Texas office, she was focused on developing opportunities and partnerships in the solar, semi-conductor and advanced lithium-ion battery industries. Ms. Sullivan first joined REC in 2010 when it was the world’s largest integrated solar company and held various executive positions whilst at the company. Ms. Sullivan has had an extensive international career originating and structuring large scale complex energy related projects and transactions as well as advising top tier investment banks and private equity firms, serving in the energy and finance groups of some of the world’s leading law firms including Milbank LLP in Los Angeles and New York, Freshfields in Asia and Europe and Mallesons in Australia. Ms. Sullivan received her Bachelor of Laws (Honors) and Bachelor of Commerce (Economics & Finance) from the University of Melbourne and is licensed to practice law in California and New York.

EXECUTIVE COMPENSATION
Overview
While our status as an emerging growth company expired on December 31, 2025, we are providing disclosure for the 2025 fiscal year consistent with the scaled requirements for a smaller reporting company as permitted by SEC transition rules.
For the fiscal year ended December 31, 2025, our NEOs were:
•	Badar Khan, Chief Executive Officer and Director;
•	Dennis Kish, President; and
•	Paul Dobson, former Chief Financial Officer.
Our compensation policies and philosophies are designed to align compensation with business objectives, while also enabling the Company to attract, motivate and retain individuals who contribute to the Company’s long-term success. The Compensation Committee or the Board, with input from an independent compensation consultant, and our Chief Executive Officer (other than with respect to his own compensation), approves the compensation to be paid to our NEOs. Pay Governance served as the independent compensation consultant of the Compensation Committee and the Board, as applicable, to advise on the compensation for our NEOs.
Compensation Processes and Decisions
At the request of the Compensation Committee, the independent compensation consultant provides an annual assessment of the competitiveness of our executive compensation program as compared with a compensation peer group approved annually by the Compensation Committee, with input from the independent compensation consultant. The Compensation Committee and the Board use this assessment as one factor in designing our executive compensation program and approving target levels of each element of compensation, as well as target total compensation, for each of our executive officers. Other factors considered by the Compensation Committee and the Board in approving executive compensation include: individual performance and skills, management input, internal relative alignment of compensation levels, and past and anticipated future contributions.
The compensation of our NEOs primarily consists of base salary, annual cash performance bonus, and time and performance-based equity incentive awards. The Compensation Committee, or the Board upon the recommendation of the Compensation Committee, approves the base salary and annual performance bonus compensation for our NEOs, and the Board, upon the recommendation of the Compensation Committee, approves the equity-based incentive awards.
Compensation Policies and Practices
What we do:
✓
Pay for Performance. Executive compensation is heavily weighted toward at-risk pay. For fiscal year 2025, over 80% of our CEO’s total compensation and over 75% of our other NEOs’ total compensation was at-risk, consisting of performance-based equity awards, time-based equity awards, and annual cash bonus opportunities. Performance-based pay alone, consisting of performance-based restricted stock units (“PSUs”) and annual cash bonuses, represented over 50% of our CEO’s total compensation.

✓
Majority of CEO Equity is Performance-Based. For fiscal year 2025, 60% of our CEO’s equity award value was delivered through PSUs tied to operational objectives and stock price targets. For our other NEOs, performance-based awards represented 50% of total equity award value.

✓	Independent Compensation Consultant. The Compensation Committee independently selects and engages its own compensation advisors.
✓
Annual Peer Group & Market Analysis. The Compensation Committee reviews external market data and annually reassesses our peer group with its independent compensation consultant. Market data is one of several factors the Committee considers when setting pay levels.

✓	Compensation Risk Assessment. The Compensation Committee assesses our compensation programs annually to confirm they do not encourage excessive or imprudent risk-taking.
✓
Compensation Committee Independence & Experience. The Compensation Committee includes three independent directors and is composed solely of directors with relevant compensation and governance experience.

✓
Clawback Policy. Our incentive compensation recovery policy allows us to recoup certain cash and equity-based incentive compensation from senior leaders, including all Section 16 officers, if it is determined that such incentives were erroneously awarded in connection with a material financial misstatement.

✓
Equity Award Grant Practices. We do not schedule our equity grants in anticipation of the release of material nonpublic information (“MNPI”), nor do we release MNPI based on equity award grant dates or time the disclosure of MNPI for the purpose of affecting the value of executive compensation.

✓
Stock Ownership Guidelines. Our Stock Ownership Guidelines for Board members and certain executives, including our NEOs, require individual ownership of a specified value of our common stock by the later of April 18, 2028 or within five years from becoming a covered director or executive.

What we do not do:
✘	No Single-Trigger Equity Vesting Acceleration. Equity awards do not automatically vest solely upon a change in control of the Company.
✘	No Hedging or Pledging of Company Securities. All executives, directors, and employees are prohibited from hedging or pledging company equity securities.
✘	No Guaranteed Minimum Cash Bonuses. We do not provide guaranteed minimum annual bonuses to our NEOs.
✘	No Discounted Options or Stock Appreciation Rights (“SARs”). Stock options and SARs are not granted with exercise prices below fair market value.
✘	No 280G Tax Gross-Ups. We do not provide tax gross-ups in connection with change-in-control payments.
✘	No Supplemental Executive Retirement Plans. NEOs participate in the same retirement plans available to all employees.
✘	No One-Time Equity Awards. We do not make special or one-time equity awards to NEOs outside of our annual equity incentive program, with limited exceptions for new hires and promotions.
✘	No Multi-Year Guaranteed Salary Increases or Equity Awards. Salary increases and equity awards are evaluated and approved annually and are not guaranteed on a multi-year basis.
Role of Market Data
The Compensation Committee aims to attract and retain the most highly qualified executive officers in a competitive market for talent. It believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies that are representative of the types of organizations with which we compete for top talent. To this end, as described below, the Compensation Committee reviews data from a peer group of companies as one reference point, among other factors, in making executive compensation decisions.

On December 6, 2024, the Compensation Committee, with input from Pay Governance, approved the following compensation peer group for our 2025 compensation program:

Altus Power, Inc.	Clean Energy Fuels Corp.	Ormat Technologies, Inc.
Ameresco, Inc.	Clearway Energy, Inc.	Plug Power Inc.
Array Technologies, Inc.	Energy Vault Holdings, Inc.	Shoals Technologies Group, Inc.
Blink Charging Co.	Fluence Energy, Inc.	Sunnova Energy International Inc.
Bloom Energy Corporation	FuelCell Energy, Inc.	Sunrun Inc.
ChargePoint Holdings, Inc.	OPAL Fuels Inc.

Array Technologies, Inc. and Plug Power Inc. were added to our compensation peer group for 2025, while Stem, Inc., Canoo Inc., and SunPower Corporation were removed from our compensation peer group for 2025 for understanding 2025 NEO compensation levels. These changes were made to better align our compensation peer group with the following key selection criteria identified by Pay Governance, and approved by the Compensation Committee: (i) companies in the clean energy industries or sub-verticals, (ii) market capitalization between $1 billion and $10 billion, revenue between $250 million to $1 billion, and revenue growth of at least 15%, and (iii) companies that are deploying available technology to profit from asset ownership (rather than seeking to drive outcomes through technical/research and development innovation).
Role of Compensation Consultant
The Compensation Committee retained Pay Governance to advise on our 2025 executive compensation programs, practices and decisions given Pay Governance’s expertise.
During 2025, Pay Governance provided the following services as requested by the Compensation Committee:
•	assisted in the development of the compensation peer group, analyzed the relevant proxy-disclosed pay data to assess overall market competitive compensation practices;
•	assisted with the design of our PSUs;
•
reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an analysis of the effectiveness of our equity incentive program as a retention tool);

•
reviewed and assessed our current compensation programs and identified certain changes for the Compensation Committee’s consideration to potentially implement in order to remain competitive with the market, as well as conducted an equity burn rate and overhang analysis; and

•	advised on regulatory developments relating to executive compensation.
During 2025, the Compensation Committee reviewed the fees paid to Pay Governance relative to Pay Governance’s revenues, the services provided by Pay Governance to the Compensation Committee, any relationships between Pay Governance and its individual consultants and our executive officers, any stock ownership of EVgo by Pay Governance, and other factors relating to Pay Governance’s independence. The Compensation Committee concluded that Pay Governance is independent within the meaning of the Nasdaq listing standards and that its engagement did not present any conflicts of interest.

Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to NEOs for the fiscal years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)
Badar Khan CEO and Director	2025	733,333	—	3,296,298	—	677,013	8,080	4,714,724
	2024	550,000	—	3,866,669	—	669,032	7,693	5,093,394
Dennis Kish President	2025	468,333	—	1,795,555	—	410,204	7,677	2,681,769
	2024	446,587	—	2,767,780	—	484,895	7,548	3,706,810
Paul Dobson(4) Former Chief Financial Officer	2025	413,750	—	1,299,144	—	224,418	7,599	1,944,911
	2024	100,000	—	714,012	—	84,006	1,144	899,162

(1)
Represents the aggregate grant date fair value of awards of RSUs and PSUs granted under the Company’s 2021 Long-Term Incentive Plan (the “Plan”) and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718; with the portion of Mr. Khan’s PSUs that vest subject to attainment of certain stock price targets calculated using a Monte Carlo simulation. The grant date fair value of the PSUs with operational objectives is reported based on the probable outcome at the time of grant. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. Assuming the maximum future payout, the aggregate grant date fair value attributable to the PSUs granted in 2025 would be $3,464,389, $1,795,555, and $1,299,144 for Messrs. Khan, Kish, and Dobson, respectively. The assumptions used in calculating the grant date fair value of such RSUs and PSUs are set forth in Note 17 to our audited consolidated financial statements included in our 2025 Annual Report on Form 10-K.

(2)
Represents a cash bonus pursuant to our 2025 annual bonus program, which was paid in 2026, based on achievement of individual and business milestones. For additional information, see “Narrative Disclosure to the Summary Compensation Table — Bonus Compensation and Non-Equity Incentive Plan Compensation.”

(3)	Amounts in this column consist of matching 401(k) contributions and life insurance premiums that we paid on each NEO’s behalf.
(4)
Mr. Dobson joined the Company as Chief Financial Officer on October 1, 2024. Mr. Dobson ceased serving as Chief Financial Officer effective January 12, 2026, and provided consulting services from the date of his separation through March 6, 2026. See the section entitled “Additional Narrative Disclosure – Paul Dobson” for additional details.

Narrative Disclosure to the Summary Compensation Table
Employment Agreements
Each of our NEOs entered into an employment agreement with the Company in connection with their commencement of service and/or promotion to their current roles, as applicable. Each such employment agreement provides for at-will employment and generally sets forth the initial base salary and equity grants applicable to the executive, as well as provides for certain separation payments upon qualifying terminations of employment as described in more detail below.
The narrative below summarizes the payments and benefits that each NEO was eligible to receive for 2025.
Base Salary
Each NEO’s base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience, and performance taking into account the other factors described in the “Overview” section above. Based on a review of these factors, the Compensation Committee determined and recommended to the Board for approval, and the Board approved, that effective as of February 1, 2025 for fiscal year 2025, the base salary for Messrs. Khan, Kish, and Dobson would be $750,000, $470,000, and $415,000, respectively.
Bonus Compensation and Non-Equity Incentive Plan Compensation
Each NEO is entitled to participate in EVgo’s annual cash bonus plan that is applicable for the relevant fiscal year. For fiscal year 2025, the annual target cash bonus opportunity for each NEO was set as a percentage of the NEO’s base salary as follows: 100% for Mr. Khan, 90% for Mr. Kish and 75% for Mr. Dobson.

The Compensation Committee, with input from Pay Governance, approved a framework for fiscal year 2025 bonus awards based on five equally weighted key performance indicators (or “KPIs”):
1.
daily throughput per stall (representing the total volume of kilowatt hours (“kWh”) that was consumed by EVs using chargers and charging stations on our network during fiscal year 2025, divided by (i) the average monthly number of direct current fast charging stalls on our network during 2025 (based on the average of the number of such stalls at the beginning and end of each month during 2025) and (ii) 365);

2.	net capital expenditures per charging stall operationalized during the 2025 calendar year;
3.	the number of new EVgo-owned stalls in place and operationalized during the 2025 calendar year;
4.	fiscal year 2025 Adjusted EBITDA; and
5.	individual and strategic priorities.
The bonus payout could range from 0% to 150% of target based on the extent to which the KPIs were achieved relative to pre-determined targets for fiscal year 2025. In February 2026, the Compensation Committee (and, with respect to Mr. Khan, the Board) reviewed performance against the KPIs and determined that the bonus payout would be 92%, 97% and 72% of target for Messrs. Khan, Kish, and Dobson, respectively.
Long Term Incentive Compensation
Each NEO is eligible to receive equity awards under the Plan. In the first quarter of fiscal year 2025, following a review of market data provided by Pay Governance, Company performance and the individual performance of our executive officers, the Compensation Committee recommended, and the Board approved that the annual long-term equity incentive compensation for Messrs. Khan, Kish, and Dobson for 2025 would be granted in the form of RSUs and PSUs with the target dollar values described in the table below.

Named Executive Officer	Target Dollar Value of RSUs	Target Dollar Value of Operational PSUs	Target Dollar Value of Stock Price Hurdle PSUs
Badar Khan	$2,000,000	$2,000,000	$1,000,000
Dennis Kish	$1,313,000	$1,313,000	—
Paul Dobson	$950,000	$950,000	—

The RSUs and PSUs were granted to each of our NEOs effective on March 18, 2025. The RSUs vest in three equal installments on each of the first three anniversaries of February 1, 2025. The PSUs vest over a designated performance period subject to achievement of certain performance criteria as described below. The values in the Summary Compensation Table are different from the dollar values set forth in the table above due to an assumed stock price of $3.51 being used to calculate the number of shares subject to each award at the time of grant, which exceeded the $2.56 closing stock price on the date of grant used in grant date fair market value calculations.
$2,000,000 of the PSU awards granted to Mr. Khan, and all of the target value of PSU awards granted to Messrs. Kish and Dobson are subject to achievement of operational objectives with respect to the number of new charging stalls owned by the Company and Adjusted EBITDA over a one-year period ended December 31, 2025, and a relative total stockholder return (“rTSR”) performance modifier relative to the rTSR of a select group of companies in the Clean Edge Green Energy Index over a three-year performance period ending December 31, 2027, with any earned shares being vested following the conclusion of the three-year performance period, subject to the participant’s continued employment. On February 28, 2026, the Compensation Committee determined that the operational objectives were achieved at 75% of target. The operational PSUs may be earned from 56% to 94% of the target number of shares based on the outcome of the rTSR performance modifier.
In addition, $1,000,000 of the target value of PSU awards granted to Mr. Khan will vest in three equal installments on each of the first three anniversaries of March 18, 2025 and are also subject to the achievement of stock price targets, which may be satisfied as to 1/3 upon achievement of a $6 per share stock price target, 1/3 upon achievement of an $8 per share stock price target, and 1/3 upon achievement of a $10 per share stock price target, in each case calculated based on a 20-day volume-weighted average price per share of our Class A Common Stock at any time on or before March 18, 2030.

The grant date fair value attributable to the aggregate RSU and PSU awards granted to each NEO in 2025 is reported in the “Stock Awards” column of the Summary Compensation Table. The actual value realized by the NEOs with respect to these awards will depend on our stock price on the relevant settlement date.
Other Compensation and Benefits
Each NEO is entitled to paid time off in accordance with the terms and conditions of the applicable Company plan or policy. Subject to the terms of any applicable plans, policies or programs, each NEO is entitled to receive such employee benefits, including any and all medical, dental, vision, prescription, life, short-term and long-term disability, and flexible spending plans available to senior executive employees generally, and such other benefits as we may from time to time establish for the NEOs. We reimburse each NEO for all ordinary and reasonable expenses incurred in the course of the performance of employment services. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), in which employees, including our NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. During 2025, we matched up to 2% of contributions by employees (including NEOs) to their 401(k) plan accounts, up to the federal limit.
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table reflects information regarding outstanding equity awards held by the NEOs as of December 31, 2025. All such equity awards were granted under the Plan.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Badar Khan	11/13/2023(2)	—	—	—	—	262,011	762,452	—	—
	11/13/2023(3)	79,023	39,512	2.76	11/12/2033	—	—	—	—
	11/13/2023(4)	—	—	—	—	—	—	547,731	1,593,897
	3/15/2024(5)	—	—	—	—	444,445	1,293,335	—	—
	3/15/2024(6)	—	—	—	—	—	—	538,200	1,566,162
	3/18/2025(7)	—	—	—	—	569,801	1,658,121	—	—
	3/18/2025(8)	—	—	—	—	—	—	427,351	1,243,591
	3/18/2025(9)	—	—	—	—	—	—	284,900	829,059
Dennis Kish	4/1/2022(10)	51,195	—	12.86	3/31/2032	—	—	—	—
	4/3/2023(11)	—	—	—	—	52,084	151,564	—	—
	4/3/2023(12)	82,135	41,068	7.79	4/2/2033	—	—	—	—
	8/10/2023(13)	—	—	—	—	29,312	85,298	—	—
	3/15/2024(5)	—	—	—	—	277,778	808,334	—	—
	3/15/2024(6)	—	—	—	—	—	—	336,375	978,851
	3/15/2024(14)	—	—	—	—	—	—	148,149	431,114
	3/18/2025(7)	—	—	—	—	374,074	1,088,555	—	—
	3/18/2025(8)	—	—	—	—	—	—	280,556	816,417
Paul Dobson	10/22/2024(15)	—	—	—	—	37,386	108,793	—	—
	10/22/2024(16)	—	—	—	—	—	—	72,860	212,023
	10/22/2024(6)	—	—	—	—	—	—	45,272	131,742
	3/18/2025(7)	—	—	—	—	270,655	787,606	—	—
	3/18/2025(8)	—	—	—	—	—	—	202,991	590,705

(1)
Market and payout values were determined by multiplying the number of shares of Class A Common Stock underlying outstanding awards that had not vested as of December 31, 2025, by $2.91, the closing price of our Class A Common Stock on December 31, 2025, the last trading day of fiscal year 2025.

(2)	The RSUs vest in three equal installments on each of the first three anniversaries of November 13, 2023, subject to continued employment through each such date.

(3)	The stock options vest and become exercisable in three equal installments on each of the first three anniversaries of November 13, 2023, subject to continued employment through each such date.
(4)
The PSU award vests if both the service and performance conditions are met. The service requirement will be satisfied in three equal installments on each of the first three anniversaries of November 13, 2023, subject to continued employment through each such date. The performance condition will be satisfied in one-third increments upon EVgo reaching certain stock price milestones before November 13, 2028. The payout value assumes each of the stock price milestones are satisfied within the performance period.

(5)	These RSUs vest in three equal installments on each of the first three anniversaries of March 15, 2024, subject to continued employment through such date.
(6)
The PSU awards vest if both the service and performance conditions are met. The service requirements will be satisfied on December 31, 2026, subject to continued employment through such date. The performance conditions will be satisfied subject to achievement of certain operational goals over a one-year period and rTSR compared to a select group of companies over a three-year period ending December 31, 2026. The payout value reflects achievement of operational goals of 80.73% and assumes the rTSR condition is satisfied at target level.

(7)	The RSUs vest in three equal installments on each of the first three anniversaries of February 1, 2025, subject to continued employment through each such date.
(8)
The PSU awards vest if both the service and performance conditions are met. The service requirements will be satisfied on December 31, 2027, subject to continued employment through such date. The performance conditions will be satisfied subject to achievement of certain operational goals over a one-year period and rTSR compared to a select group of companies over a three-year period ending December 31, 2027. The payout value reflects achievement of operational goals of 75% and assumes the rTSR condition is satisfied at target level. See the section entitled “Long Term Incentive Compensation” for additional details.

(9)
The PSU awards vest if both the service and performance conditions are met. The service requirements will be satisfied in three equal installments on each of the first three anniversaries of March 18, 2025, subject to continued employment through each such date. The performance conditions will be satisfied in one-third increments under EVgo reaching certain stock price milestones before March 18, 2030. The payout value assumes each of the stock price milestones are satisfied within the performance period. See the section entitled “Long Term Incentive Compensation” for additional details.

(10)	The stock options vested and became exercisable in three equal installments on each of the first three anniversaries of February 1, 2022, subject to continued employment through each such date.
(11)	These RSUs vest in three equal installments on each of the first three anniversaries of February 1, 2023, subject to continued employment through each such date.
(12)	The stock options vest and become exercisable in three equal installments on each of the first three anniversaries of February 1, 2023, subject to continued employment through each such date.
(13)	The RSUs vest in three equal installments on each of the first three anniversaries of August 10, 2023, subject to continued employment through each such date.
(14)
The PSU awards vest if both the service and performance conditions are met. The service requirements will be satisfied in three equal installments on each of the first three anniversaries of March 15, 2024, subject to continued employment through each such date. The performance conditions will be satisfied in one-third increments under EVgo reaching certain stock price milestones before March 15, 2029. The payout value assumes each of the stock price milestones are satisfied within the performance period.

(15)	The RSUs vest in three equal installments on each of the first three anniversaries of October 22, 2024, subject to continued employment through each such date.
(16)
The PSU award vests if both the service and performance conditions are met. The service requirements will be satisfied in three equal installments on each of the first three anniversaries of October 22, 2024, subject to continued employment through each such date. The performance conditions will be satisfied in one-third increments under EVgo reaching certain stock price milestones before October 22, 2029. The payout value assumes each of the stock price milestones are satisfied within the performance period.

Additional Narrative Disclosure
Retirement Benefits
We maintain a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the NEOs, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We may provide discretionary matching contributions in amounts determined annually by its management team. We provided matching contributions of up to 2% during a portion of 2024 and fiscal year 2025. The contributions made on behalf of the NEOs for fiscal years 2024 and 2025 are disclosed above in the notes to the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
The following discussion describes the amounts and benefits that would have been owed to the NEOs in the event of a termination of employment as of the end of fiscal year 2025 under their respective employment agreements, equity award agreements and the EVgo Inc. Executive Change in Control and Severance Plan (the “Change in Control Plan”).

Payments Upon Termination Without Cause or for Good Reason
Badar Khan
In the event of a termination without cause or a resignation for good reason, and in addition to any unpaid base salary and annual bonus earned but unpaid for any previously ended fiscal year, under his employment agreement, Mr. Khan will be entitled to receive (i) an amount equal to 12 months’ base salary and target annual bonus, paid over the 18 months following such termination of employment in accordance with regular payroll practices, (ii) an amount equal to his target annual bonus for the year of termination pro-rated based on the number of full months he was employed during the year of termination and (iii) payment of the employer portion of COBRA premiums for continued medical coverage for Mr. Khan and his eligible dependents for 12 months, in each case provided that Mr. Khan timely signs and does not revoke a separation agreement and release of claims in our favor and does not apply for unemployment compensation chargeable to us or any of our subsidiaries during the severance period. In addition, the award agreements for the RSUs, options and PSUs (collectively, the “Khan Equity Awards”) issued to Mr. Khan since entering into his employment agreement also provide that in the event of a termination without cause or a resignation for good reason, Mr. Khan will be entitled to immediate vesting of the portion of each Khan Equity Award (but, for PSUs, only to the extent the performance-based conditions have been achieved) received by Mr. Khan that has not vested as of such termination date and that is subject to service-based vesting only, equal to the product (rounded to the nearest whole number) of (1) the total number of shares of stock underlying such Khan Equity Awards that are scheduled to vest on the next vesting date had Mr. Khan remained employed through such vesting date multiplied by (2) a fraction, (A) the numerator of which is the number of completed months in which Mr. Khan remained in continuous employment since the last vesting date (or, if no portion of the award has vested, since the grant date) and (B) the denominator of which is 12 (the “Involuntary Termination Acceleration Provision”). Mr. Khan will not be entitled to receive the benefits described in this paragraph if he is eligible to receive benefits under the Change in Control Plan, as described below.
Dennis Kish
In the event of a termination without cause or a resignation for good reason, and in addition to any unpaid base salary and annual bonus earned but unpaid for any previously ended fiscal year, under his employment agreement, Mr. Kish will be entitled to receive (i) an amount equal to 12 months’ base salary and target annual bonus, paid over the 12 months following such termination of employment in accordance with regular payroll practices, (ii) an amount equal to his target annual bonus for the year of termination prorated based on the number of full months he was employed during the year of termination, and (iii) payment of the employer portion of COBRA premiums for continued medical coverage for Mr. Kish and his eligible dependents for 12 months. In addition, the award agreements for the RSUs and PSUs issued to Mr. Kish since his appointment as the Company’s President in 2024 include the Involuntary Termination Acceleration Provision described above as applicable to Mr. Khan. Such benefits are subject to Mr. Kish timely signing and not revoking a separation agreement and release of claims in our favor and not applying for unemployment compensation chargeable to us or any of our subsidiaries during the severance period. Mr. Kish will not be entitled to receive the benefits in this paragraph if he is eligible to receive the benefits under the Change in Control Plan.
Paul Dobson
On December 9, 2025, the Company and Mr. Dobson entered into a transition agreement (the “Transition Agreement”) pursuant to which Mr. Dobson ceased providing services as the Company’s Chief Financial Officer effective January 12, 2026 (the “Transition Date”). Pursuant to the Transition Agreement, subject to his execution of a general release of claims and ongoing compliance with certain restrictive covenants described below, Mr. Dobson became eligible to receive the separation payments and benefits set forth in his employment agreement applicable to a separation without cause, which consists of: (i) an amount equal to 12 months’ base salary and target annual bonus, paid over the 12 months in accordance with regular payroll practices, and (ii) reimbursement of the employer-portion of COBRA premiums for continued medical coverage for Mr. Dobson and his eligible dependents for 12 months, or if such benefit cannot be provided without violating applicable law, a lump sum payment equal to the aggregate amount of such premium payments. In addition, any equity awards subject solely to service-based vesting conditions (including any awards for which the performance condition had been satisfied) then held by Mr. Dobson were accelerated and became vested with respect to the number of shares that would have vested on the next regularly scheduled vesting date had Mr. Dobson continued in service, on such date, multiplied by a fraction (x) the numerator of which is the number of completed months in which Mr. Dobson remained in continuous service since the last vesting date (or, if no portion of the award has vested, since the grant date) and (y) the denominator of which is 12.
Following his separation, Mr. Dobson continued to provide consulting services to the Company in order to facilitate a smooth and orderly transition of his responsibilities at a rate of $15,000 per month through March 6, 2026. Mr. Dobson did not receive vesting credit in respect of his equity awards during the consulting period.
The definitions of “cause” and “good reason” are provided in each of our NEO’s employment agreements.
Payments upon Death or Disability of Executive
If an NEO’s employment terminates due to the NEO’s death or disability, the applicable employment agreements provide that the NEO is entitled only to receive any unpaid base salary earned through the date of such termination and any earned, but unpaid, annual bonus. Any portion of the option, RSU and PSU awards that have not become vested as of the date of an NEO’s termination due to death or disability will be immediately and automatically forfeited by the NEO. The definition of “disability” is provided in each of our NEO’s employment agreements.
Payments upon Termination Without Cause or for Good Reason in Connection with a Change in Control
The Company maintains a Change in Control Plan, for the benefit of our executive officers, including each NEO, in order to provide for stability and reinforce the commitment of our executive officers in the event of a change in control of our Company. Each of our NEOs has entered into a participation agreement with us under the Change in Control Plan.
Under the Change in Control Plan, in the event that, within the period beginning on the date that is three months prior to a “change in control” (as defined in the Change in Control Plan) and ending on the date that is 12 months following such change in control, an NEO’s employment is terminated either by the NEO for “good reason,” or by us, our subsidiaries or any successor entity other than for “cause,” “death” or “disability” (as such terms are defined in the Change in Control Plan, which was an exhibit to our 2025 Annual Report on Form 10-K), such NEO will receive the following benefits, provided the NEO timely signs and does not revoke a separation agreement and release of claims in our favor and otherwise complies with the terms of the Change in Control Plan: (a) cash severance payments equal to one times the sum of the NEO’s base salary and target bonus (or, in the case of Mr. Khan, two times the sum of base salary and target bonus); (b) full acceleration of our time-based equity awards, and pro rata acceleration of our performance-based equity awards based on target performance; and (c) payment of the employer-portion of COBRA premiums for continued medical coverage for up to 12 months for each NEO and such NEO’s eligible dependents, if any (or 18 months for Mr. Khan and his eligible dependents, if any). The change in control benefits provided for in the Change in Control Plan supersede any conflicting change in control provisions in the employment agreements and offer letters we have entered into with each NEO.
If any of the amounts provided for under the Change in Control Plan otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The Change in Control Plan does not provide for any tax gross-up payments from us in relation to Section 280G of the Code.
The foregoing is a summary of the Change in Control Plan and should be read in conjunction with the full text of the Change in Control Plan, which is an exhibit to our 2025 Annual Report on Form 10-K.
Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement.
Under the terms of their respective employment agreements, to the extent permissible under applicable law, each NEO agrees not to compete with us or to solicit any of our customers or employees during the term of the NEO’s employment and following any termination of employment for a period of two years (or, in the case of Mr. Khan, one year, and in the case of Messrs. Kish and Dobson, during any period in which they receive severance payments following a termination without “cause” or with “good reason,” in each case as defined in their respective employment agreements). The NEOs also agree not to disclose any confidential information regarding us at any time and that all work product developed by the executive during the term of the executive’s employment is our intellectual property.
Compensation Policies and Practices
Clawback Policy
We maintain the Clawback Policy in accordance with the adoption of the final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act by the SEC. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation received on or after October 2, 2023 from our current and former executive officers (and any other persons designated by the Board or the Compensation Committee as being subject to the Clawback Policy) in the event the Company is required to file certain types of accounting restatements.
Stock Ownership Policy
In order to align the interests of our directors and executive officers with those of our stockholders, our Stock Ownership Policy (the “Stock Ownership Policy”) requires, as of the applicable measurement date, (i) our non-employee directors to hold an amount of our stock valued at five times their annual cash retainer for serving on the Board (not including committee membership or chair retainers), (ii) our Chief Executive Officer to hold an amount of our stock valued at five times his annual base salary, and (iii) other individuals who are deemed our “officers” for purposes of Section 16 of the Exchange Act to hold an amount of our stock valued at three times their annual base salaries. All individuals covered by the Stock Ownership Policy must come into compliance with the policy no later than April 18, 2028 or, if later, the fifth anniversary of his or her appointment to a position that makes them subject to the Stock Ownership Policy.
Insider Trading Policy
We have adopted an Insider Trading Policy governing transactions in the Company’s securities and derivative securities relating to the Company’s Class A Common Stock that applies to our directors, officers, and consultants. We also follow certain procedures for the repurchase of our securities. We believe that our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. A copy of the policy was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
As part of the Insider Trading Policy, all of our directors, officers, employees and certain designated independent contractors and consultants are prohibited from engaging in short sales of our securities, purchasing our securities on margin, pledging our securities as collateral for a loan, or otherwise engaging in any form of hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) involving our securities.

Pay Versus Performance
The following tables and related disclosures have been prepared in accordance with the applicable SEC pay versus performance rules in Item 402(v) of Regulation S-K under the Exchange Act and do not necessarily reflect the economic benefit actually realized by our NEOs or the method by which the Compensation Committee makes compensation determinations.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(3)	Net Income (in thousands)
2025	$4,714,724	$2,068,536	$2,313,340	$1,593,942	$81.28	($95,438)
2024	$5,093,394	$8,051,946	$2,970,123	$3,752,439	$113.13	($126,701)

(1)
Mr. Khan serves as our principal executive officer (“PEO”) and held that role for all of 2025 and 2024. Our non-PEO NEOs for 2025 included Mr. Kish and Mr. Dobson and for 2024 included Mr. Kish and Ms. Sullivan. Amounts shown reflect total compensation as calculated for the proxy statement Summary Compensation Table (“SCT”) for our PEO and non-PEO NEOs in each year.

(2)
The following amounts were deducted from or added to SCT total compensation amounts in accordance with the SEC-mandated adjustments to calculate “Compensation Actually Paid” (“CAP”) to our PEO and average CAP paid to our non-PEO NEOs. The CAP calculation reflects changing equity award values by including the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year-end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of intrinsic value when such awards vested or will vest.

(3)	Total Shareholder Return (“TSR”) reflects the cumulative value of a $100 investment in EVgo’s Class A common stock on December 31, 2023, measured through December 31 of each respective fiscal year.
To calculate the amounts in the “Compensation Actually Paid to CEO” column in the table above, the following amounts were deducted from and added to (as applicable) our CEO’s “Total” compensation as reported in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEO
Year	2025	2024
Summary Compensation Table Total	$4,714,724	$5,093,394
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($3,296,298)	($3,866,669)
(Minus): Change in Pension Value	$0	$0
Plus: Pension Service Cost and Associated Prior Service Cost	$0	$0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$3,534,708	$5,316,038
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($2,055,700)	$563,916
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($828,898)	$945,267
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	$0
Compensation Actually Paid	$2,068,536	$8,051,946

To calculate the amounts in the “Compensation Actually Paid to Non-CEO NEOs” column in the table above, the following amounts were deducted from and added to (as applicable) the average “Total” compensation of our Non-CEO NEOs as reported in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs
Year	2025	2024
Summary Compensation Table Total	$2,313,340	$2,970,123
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($1,547,350)	($2,047,224)
(Minus): Change in Pension Value	$0	$0
Plus: Pension Service Cost and Associated Prior Service Cost	$0	$0
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$1,660,577	$2,882,004
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($665,333)	$113,530
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($167,292)	($165,993)
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$0	$0
Compensation Actually Paid	$1,593,942	$3,752,439

Relationship Between Pay and Performance
The principal objectives of our executive compensation program are to attract and retain talented executive officers by offering competitive compensation packages, motivate our executive officers to achieve strategic and operational objectives, including the profitable growth of our business, align executive compensation with stockholder interests, reward our executive officers for individual, functional, and corporate performance, and promote a “pay-for-performance” culture, and each element of our executive compensation program is linked to these objectives.
Compensation Actually Paid reflects the SEC-prescribed adjustments to Summary Compensation Table totals that substitute the grant date fair value of equity awards with values derived from the Company’s stock price at fiscal year-end and, for awards vesting during the year, at the vesting date. As a result, Compensation Actually Paid will differ from Summary Compensation Table totals to the extent the Company’s stock price fluctuates from period to period.
The decrease in Compensation Actually Paid from fiscal 2024 to fiscal 2025 was driven primarily by the decline in the Company’s stock price from $4.05 per share at December 31, 2024 to $2.91 per share at December 31, 2025, which reduced both the year-end fair value of equity awards granted during fiscal 2025 and the fair value of equity awards granted in prior years that remained outstanding and unvested at December 31, 2025. Given the significant emphasis we place on equity compensation for our NEOs, changes in CAP for our NEOs is significantly influenced by our stock price on the grant date and over the duration of the relevant years, reflecting general alignment of pay and performance over the periods shown. Because a significant portion of our NEOs’ total compensation is in the form of equity, Compensation Actually Paid values for our PEO and on average for our other NEOs are strongly aligned with our Total Shareholder Return and a decrease in both was noted in 2025. Our net loss was not correlated with Compensation Actually Paid, as despite net loss decreasing in 2025, Compensation Actually Paid also decreased.
Furthermore, in determining the number of shares subject to NEO equity awards granted in each of fiscal 2025 and fiscal 2024, the Board applied an assumed stock price of $3.51 and $3.00 per share, respectively, which exceeded the closing price on the applicable grant date of $2.56 on March 18, 2025 and $2.50 on March 15, 2024. The use of this assumed price resulted in fewer shares being granted than would have been awarded at the grant date closing price, moderating the equity component of Compensation Actually Paid in both years.

DIRECTOR COMPENSATION
The table below sets forth the compensation received by each of our non-employee directors for the 2025 fiscal year.
Employee directors (including directors employed on a full-time basis by LS Power) are not compensated for their additional service provided to the Board and thus are not included in the table below.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)(6)	All Other Compensation ($)	Total ($)
Katherine Motlagh(1)	85,000	163,048	—	248,048
Jonathan Seelig(2)	77,500	145,206	—	222,706
Scott Griffith(3)	75,000	163,048	—	238,048

(1)
Ms. Motlagh received a grant of 43,830 RSUs in May 2025 for her service as a member of the Board, which vested in full on April 1, 2026. The grant date fair value of this May 2025 award is reflected in the “Stock Awards” column.

(2)
Mr. Seelig received a grant of 34,409 RSUs in October 2025 for his service as a member of the Board, which will vest in full on October 12, 2026, subject to Mr. Seelig’s continued service on the Board as of such date. The grant date fair value of this October 2025 award is reflected in the “Stock Awards” column.

(3)
Mr. Griffith received a grant of 43,830 RSUs in May 2025 for his service as a member of the Board, which will vest in full on May 18, 2026, subject to Mr. Griffith’s continued service on the Board as of such date. The grant date fair value of the May 2025 grant is reflected in the “Stock Awards” column.

(4)
The amounts reported in this column reflect the aggregate cash retainer and committee fees earned by each non-employee director for services provided during the 2025 fiscal year. During 2025, the Board approved a change to the payment schedule for director cash fees from one quarter in arrears to the current quarter. As a result of this one-time administrative change, the total cash amount disbursed to each non-employee director during fiscal year 2025 included five quarterly payments. The amounts in this table are reported on an earned basis to properly reflect compensation for services rendered in fiscal year 2025.

(5)
The assumptions used in calculating the grant date fair value of such RSUs granted in 2025 are set forth in Note 17 to our audited consolidated financial statements included in our 2025 Annual Report on Form 10-K.

(6)	Our non-employee directors who served in 2025 held the following number of outstanding unvested RSU awards as of December 31, 2025:

Name	Unvested RSU Awards
Katherine Motlagh	43,830
Jonathan Seelig	34,409
Scott Griffith	54,942

Narrative Disclosure to Director Compensation Table
We have a comprehensive director compensation program in order to attract and retain qualified non-employee directors who are critical to our future success, growth and governance. The compensation package for our non-employee directors requires a significant portion of the total compensation package to be equity-based to align the interest of our directors with our stockholders. Directors who are also our employees or full-time employees of LS Power do not receive any additional compensation for their service on the Board.
Pursuant to our Non-Employee Director Compensation Policy, which was approved by the Board upon the recommendation of the Compensation Committee based on market data provided by Pay Governance in October 2025, directors who were neither our employees nor full-time employees of LS Power were entitled to the following compensation:
•	an annual cash retainer of $50,000, and an additional $30,000 annual cash retainer for the Lead Independent Director;
•
the following additional cash retainers for directors serving as the chair of a committee: $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $10,000 for the chair of the Nominating and Governance Committee;

•
the following additional cash retainers for directors serving as a member, but not the chair, of a committee: $10,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee and $7,500 for members of the Nominating and Governance Committee;

•
an annual award of RSUs pursuant to the Plan with a value of $160,000 on each anniversary of the date of grant of each director’s initial RSU award, determined based on the fair market value of a share of our Class A Common Stock on the date of grant, and which vests on the first anniversary of the date of grant, subject to the director’s continued service on the Board through such date; and

•
an additional award of RSUs pursuant to the Plan for the first year in which a director joins the Board with a value of $50,000, determined based on the fair market value of our Class A Common Stock on the date of grant, and which vests in three equal annual installments on each of the first three anniversaries of the date of grant, subject to the director’s continued service on the Board through such dates.

In addition, the Plan provides that no non-employee director may be granted equity awards in any calendar year with a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $750,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional equity awards may be granted to such non-employee member of the Board in excess of such limit. This limit does not apply to any equity awards made in lieu of cash fees or made to a non-employee member of the Board during any period in which such individual was our employee or an employee of any of our affiliates or was otherwise providing services to us or to any of our affiliates other than in the capacity as our director.
Directors are not entitled to any fees related to meeting attendance. Each director is entitled to be reimbursed for reasonable and necessary travel and miscellaneous expenses incurred to attend meetings and activities of the Board or any of its committees. Each director is also indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2025.

Plan Category	Number of shares of Class A Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Class A Common Stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders	21,565,816(1)	$7.53(2)	26,527,806(3)
Equity compensation plans not approved by security holders	—	$—	—
Total	21,565,816	$—	26,527,806

(1)
Consisting of 16,221,745 shares of Class A Common Stock issuable with respect to awards of RSUs, 435,865 shares issuable upon exercise of stock options, and 4,908,206 shares issuable with respect to awards of PSUs (assuming achievement at target levels), in each case granted under the Plan.

(2)	The calculation of the weighted average exercise price does not take into account shares to be issued in connection with RSU and PSU awards, which do not have an exercise price.
(3)
As of December 31, 2025, an aggregate of 26,527,806 shares of Class A Common Stock were available for issuance under the Plan, under which 58,918,000 shares of Class A Common Stock were initially reserved for issuance.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Pursuant to the Audit Committee charter, management is responsible for the preparation, presentation and integrity of our consolidated financial statements, the application of accounting and financial reporting principles and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and KPMG, our independent registered public accounting firm, our audited consolidated financial statements for the fiscal year ended December 31, 2025 and management’s report on the effectiveness of internal control over financial reporting (as set forth in Item 9A of the Form 10-K). The Audit Committee also discussed with our independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including its report on the effectiveness of our internal control over financial reporting (as set forth in Item 9A of the Form 10-K). In addition, the Audit Committee received and reviewed the written disclosures and the letters from our independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with our independent registered public accounting firm their independence from us.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by the Audit Committee of EVgo’s Board of Directors:

Katherine Motlagh (Chair)
Scott Griffith
Jonathan Seelig

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Related Party Transactions
Agreements Related to the Business Combination
Amended and Restated Limited Liability Company Agreement of OpCo
Following the Closing, we operate our business through Thunder Sub and its subsidiaries, including OpCo. At the Closing, Thunder Sub and Holdings entered into the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”). The operations of OpCo, and the rights and obligations of the holders of equity interests of OpCo (“OpCo Units”), are set forth in the OpCo A&R LLC Agreement.
OpCo Unit Redemption Rights
Subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, pursuant to the OpCo A&R LLC Agreement, each holder of OpCo Units (other than the Company Group (defined below)) has, subject to certain limitations, the right to cause OpCo to acquire all or a portion of its OpCo Units together with a corresponding number of shares of Class B Common Stock for, at OpCo’s election, (i) a corresponding number of shares of Class A Common Stock or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement (the “OpCo Unit Redemption Right”). As used in this Proxy Statement, “Company Group” means EVgo Inc., Thunder Sub or any of their subsidiaries (other than OpCo and its subsidiaries). Alternatively, upon the request for a redemption by a holder of OpCo Units, the Company Group (instead of OpCo) has the right to acquire each tendered OpCo Unit and corresponding share of Class B Common Stock directly from the redeeming holder of OpCo Units for, at its election, (i) one share of Class A Common Stock, subject to such conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. In addition, subject to certain exceptions, the Company Group has the right to effect the redemption of all of the OpCo Units held by (i) upon the acquisition by the Company Group of more than 90% of the OpCo Units, all other members of OpCo holding less than five percent of the then outstanding OpCo Units or (ii) upon a change of control of CRIS, each member of OpCo (other than the Company Group). In connection with any redemption of OpCo Units, the corresponding number of shares of Class B Common Stock will be cancelled.
Distributions and Allocations
Under the OpCo A&R LLC Agreement, Thunder Sub has the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions, except OpCo will be required to make certain tax-related distributions and to make distributions in the event of dissolution. If Thunder Sub authorizes a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units.
The holders of OpCo Units, including Thunder Sub, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash and subject to the terms of any current or future debt instruments, the OpCo A&R LLC Agreement will require OpCo to make pro rata cash distributions to holders of OpCo Units, including Thunder Sub, in an amount sufficient to allow the Company Group to pay its taxes and to make payments under that certain tax receivable agreement, entered into at Closing, by and among CRIS, Thunder Sub, Holdings and LS Power Equity Advisors, LLC, as agent (the “Tax Receivable Agreement”). In addition, the OpCo A&R LLC Agreement will require OpCo to make non-pro rata payments to Thunder Sub to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the OpCo A&R LLC Agreement.
Registration Rights Agreement
In connection with the Closing, we, the Sponsor and the other initial stockholders terminated the existing registration rights agreement and entered into a new registration rights agreement, as amended (the “Registration Rights Agreement”), with Holdings (together with the Sponsor, the other initial stockholders and any person or entity who becomes a party to the Registration Rights Agreement, the “Holders”) that grants certain resale registration rights with respect to (a) the private placement warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any private placement warrants), (b) shares of Common Stock issued or issuable upon conversion of any of the 5,750,000 shares of Class B Common Stock issued in connection with the Business Combination, (c) any outstanding shares of Class A Common Stock held by a Holder as of the date of the Registration Rights Agreement, (d) any shares of Class A Common Stock issued or issuable upon exchange of OpCo Units and shares of Class B Common Stock held by a Holder as of the date of the Registration Rights Agreement, and (e) any other of our equity securities issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”), subject to the terms and conditions set forth in the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Company filed a registration statement on Form S-1, originally filed with the SEC on July 20, 2021 and declared effective on July 30, 2021 (the “Initial Registration Statement”), registering the resale of the Registrable Securities permitted to be registered for resale under the Securities Act of 1933, as amended (the “Securities Act”). Subsequently, we filed a registration statement on Form S-3, originally filed with the SEC on August 10, 2022 and declared effective on August 25, 2022 (the “Shelf Registration Statement”), which contained a combined prospectus that included any Registrable Securities remaining unsold under the Initial Registration Statement pursuant to Rule 429(a) under the Securities Act. The Registration Rights Agreement requires, among other things, the Company to use its reasonable best efforts to cause the Shelf Registration Statement to remain effective in respect of such Registrable Securities and also provides Holders with certain customary demand and “piggyback” registration rights.
Nomination Agreement
We entered into a nomination agreement upon the Closing with Holdings and each other principal stockholder named therein (collectively, the “Principal Stockholders”), which was amended and restated on March 24, 2022 (the “A&R Nomination Agreement”). The A&R Nomination Agreement provides that the Board will consist of nine directors, divided into three classes serving staggered three-year terms.
The A&R Nomination Agreement provides that: (i) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing at least 50% of the number of shares of Common Stock outstanding at any time, the Principal Stockholders will have the right to nominate five (5) directors to the Board; (ii) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 50% of the number of shares of Common Stock outstanding at any time, but at least 40% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate four (4) directors to the Board; (iii) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 40% of the number of shares of Common Stock outstanding at any time, but at least 30% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate three (3) directors to the Board; for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 30% of the number of shares of Common Stock outstanding at any time, but at least 15% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate two (2) directors to the Board; and (iv) for so long as the Principal Stockholders beneficially own a number of shares of Common Stock representing less than 15% of the number of shares of Common Stock outstanding at any time, but at least 2.5% of the outstanding shares of Common Stock at any time, the Principal Stockholders will have the right to nominate one (1) director to the Board. At any time that any of the foregoing provisions described in this paragraph are in effect, the Principal Stockholders may require that the Chair be one of the Principal Stockholders’ nominees.
Tax Receivable Agreement
Holders of OpCo Units (other than Thunder Sub) may cause each OpCo Unit together with a corresponding share of Class B Common Stock to be redeemed for, at OpCo’s election, one share of Class A Common Stock or an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries it controls that is treated as a partnership for U.S. federal income tax purposes) an election under Section 754 of the Code that will be effective for the taxable year of the Business Combination and each taxable year in which a redemption of OpCo Units pursuant to the OpCo Unit Redemption Right or the Call Right (defined below) occurs. As used in this Proxy Statement, “Call Right” means, with respect to an exercise of the OpCo Unit Redemption Right, the right of the Company Group pursuant to the OpCo A&R LLC Agreement to elect, for administrative convenience, to acquire each tendered OpCo Unit (together with a corresponding share of Class B Common Stock) directly from such redeeming holder of OpCo Units for, at the election of the Company Group, (a) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (b) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo A&R LLC Agreement. Pursuant to the Section 754 election, the acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units by the Company Group pursuant to the OpCo Unit Redemption Right or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo. These adjustments will be allocated to the Company Group. Further, certain transactions in connection with the Business Combination may result in adjustments to the tax basis of the tangible and intangible assets of OpCo that may be allocated, in part, to the Company Group. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to the Company Group absent its acquisition or deemed acquisition of OpCo Units pursuant to the Business Combination or the exercise of the OpCo Unit Redemption Right or the Call Right. The anticipated basis adjustments are expected to increase (for U.S. federal income tax purposes) the Company Group’s depreciation and amortization deductions and may also decrease the Company Group’s gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that the Company Group would otherwise be required to pay in the future.
The Company Group entered into the Tax Receivable Agreement with Holdings and LS Power Equity Advisors, LLC, as agent, at the Closing of the Business Combination. The Tax Receivable Agreement generally provides for the payment by the Company Group to Holdings (or its permitted assignees) of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using the estimated impact of state and local taxes) that the Company Group actually realizes (or is deemed to realize in certain circumstances) in periods after the Business Combination as a result of (i) increases in tax basis that occur as a result of (A) the Business Combination and (B) the Company Group’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s OpCo Units pursuant to an exercise of the OpCo Unit Redemption Right or the Call Right (including any increases in tax basis relating to prior transfers of OpCo Units that will be available to the Company Group as a result of a subsequent acquisition of OpCo Units), and (ii) imputed interest deemed to be paid by the Company Group as a result of, and additional tax basis arising from, any payments the Company Group makes under the Tax Receivable Agreement. Under the Tax Receivable Agreement, the Company Group retains the benefit of the remaining 15% of these net cash savings. In addition, certain of the rights of the holders of OpCo Units (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with transfers permitted under the OpCo A&R LLC Agreement of the corresponding OpCo Units or after the corresponding OpCo Units have been acquired pursuant to transactions undertaken in connection with the Business Combination, the OpCo Unit Redemption Right or Call Right.
The payment obligations under the Tax Receivable Agreement are the Company Group’s obligations and not obligations of OpCo, and EVgo expects that the payments the Company Group will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of the Company Group’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of the Company Group’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of tax basis in the OpCo Units of the redeeming holder at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income the Company Group generates in the future, the timing and amount of any earlier payments that the Company Group may have made under the Tax Receivable Agreement, the U.S. federal income tax rate then applicable, and the portion of the Company Group’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing the Company Group’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of the Company Group’s realization of tax benefits.
The term of the Tax Receivable Agreement commenced upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired and all required payments are made, unless the Tax Receivable Agreement is terminated early (including upon a change of control). Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the early termination payment relates.
Decisions we make in the course of running the business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the applicable holders of OpCo Units under the Tax Receivable Agreement. For example, the earlier disposition of assets following a redemption of OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before a redemption of OpCo Units may increase the tax liability of applicable holders of OpCo Units without giving rise to any rights to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the applicable holders of OpCo Units and other stockholders.
December 2024 Redemption and Secondary Offering
On December 16, 2024, we entered into a stock and unit purchase agreement (“SPA”) with OpCo and Holdings (together with its affiliates and as used in this section, “LS Power”). Pursuant to the SPA, and in connection with a notice delivered to the Company by LS Power, the Company and OpCo agreed to redeem from LS Power 23,000,000 OpCo Units and 23,000,000 shares of Class B Common Stock (plus up to an additional 3,450,000 Units and 3,450,000 shares of Class B Common Stock if the Underwriters’ Option (as defined below) was exercised in full). In exchange for the Units and Class B Shares included in the Redemption (as defined below), the Company and OpCo agreed to transfer 23,000,000 newly issued shares of the Class A Common Stock, plus up to an additional 3,450,000 Class A Common Stock if the Underwriters’ Option (as defined below) was exercised in full (collectively, the “Redemption”). The Redemption closed on December 17, 2024.
On December 16, 2024, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC (“J.P. Morgan”), Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Evercore Group L.L.C., as representatives of the several underwriters (the “Underwriters”), and LS Power, as selling stockholder, relating to an underwritten public offering (the “Secondary Offering”) of 23,000,000 Class A Shares at a public offering price of $5.00 per share. Pursuant to the Underwriting Agreement, all 23,000,000 Class A Shares were sold by LS Power. Under the terms of the Underwriting Agreement, LS Power granted the Underwriters a 30-day option to purchase up to an additional 3,450,000 Class A Shares at the public offering price, less the underwriting discounts and commissions (the “Underwriters’ Option”). The number of Class A Shares issued pursuant to the Secondary Offering, including pursuant to any exercise of the Underwriters’ Option, equaled the number of New Class A Shares issued to LS Power pursuant to the Redemption. We did not receive any of the proceeds from the sale of the Class A Shares in the Secondary Offering.
The Secondary Offering closed on December 18, 2024. The Class A Shares were sold pursuant to an effective Registration Statement on Form S-3 (File No. 333-266753) (the “Registration Statement”), a base prospectus included as part of the Registration Statement, dated August 25, 2022, and a prospectus supplement, dated December 16, 2024 and filed with the SEC on December 18, 2024. The Underwriters did not exercise the Underwriters’ Option.

Policies and Procedures for Related Person Transactions
A “Related Party Transaction” is a transaction, arrangement, or relationship in which we or any of our subsidiaries were, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of our executive officers or one of its directors;
•	any person who is known by us to be the beneficial owner of more than 5% of Class A Common Stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Class A Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Class A Common Stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Board adopted a written related persons transactions policy upon the consummation of the Business Combination. Pursuant to this policy, the Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of Common Stock as of the Record Date by:
•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;
•	each NEO, director and director nominee of the Company; and
•	all current executive officers, directors and director nominees of the Company, as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. The beneficial ownership percentages set forth in the table below are based on 140,779,998 shares of Class A Common Stock and 172,800,000 shares of Class B Common Stock issued and outstanding as of the Record Date. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o EVgo Inc., 1661 East Franklin Avenue, El Segundo, CA 90245.

	Shares of Common Stock Beneficially Owned
	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)
	Number	%	Number	%	Number	%
5% Stockholders:
EVgo Member Holdings, LLC(2)	5,882,352	4.2	172,800,000	100.0	178,682,352	57.0
BlackRock, Inc.(3)	9,311,887	6.6	—	—	9,311,887	3.0
Directors, Director Nominees and Named Executive Officers:
Badar Khan(4)	1,116,626	*	—	—	1,116,626	*
Dennis Kish(5)	381,645	*	—	—	381,645	*
Paul Dobson(6)	84,236	*	—	—	84,236	*
Joseph Esteves	—	—	—	—	—	—
David Nanus(2)	5,882,352	4.2	172,800,000	100.0	178,682,352
Darpan Kapadia	—	—	—	—	—	—
Peter Anderson	—	—	—	—	—	—
Katherine Motlagh(7)	144,282	*	—	—	144,282	*
Paul Segal	—	—	—	—	—	—
Jonathan Seelig(8)	102,446	*	—	—	102,446	*
Scott Griffith(9)	108,274	*	—	—	108,274	*
Current Directors, Director Nominees and Executive Officers as a Group (12 persons)	8,174,714	5.8	172,800,000	100.0	180,974,714	57.7

*	Less than one percent.
(1)
Represents percentage of voting power of Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, the holders of Class B Common Stock collectively have a number of votes in EVgo equal to the number of OpCo Units that they hold.

(2)
Includes all 172,800,000 shares of Class B Common Stock owned by Holdings which is controlled by EVgo Member Holdings, LLC (“Member Holdings”). The sole member of Member Holdings is LS Power Equity Partners IV, L.P., a Delaware limited partnership (“LSPEP IV”), which is managed by LS Power Equity Advisors, LLC, a Delaware limited liability company (together with Member Holdings and LSPEP IV, the “LS Power Entities”). David Nanus, through his positions, relationships and/or affiliations with LS Power Entities, may have shared voting and investment power with respect to the shares beneficially owned by the LS Power Entities. As such, Mr. Nanus may be deemed to have or share beneficial ownership of the shares beneficially owned by the LS Power Entities. Mr. Nanus disclaims beneficial ownership of such shares. The business address of this stockholder is 250 W 55th Street, 31st Floor, New York, NY 10019.

(3)
Based on information contained in a Schedule 13G filed with the SEC on April 17, 2025, BlackRock, Inc. (“BlackRock”) has sole voting power over 9,091,370 shares of Class A Common Stock, shared voting power over 0 shares of Class A Common Stock, sole dispositive power over 9,311,887 shares of Class A Common Stock and shared dispositive power over 0 shares of Class A Common Stock. The Schedule 13G/A filed by BlackRock provides information only as of March 31, 2025, and, consequently, the beneficial ownership of BlackRock may have changed between March 31, 2025 and the Record Date. The principal business address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)	Consists of (i) 1,037,603 shares directly held by Mr. Khan and (ii) 79,023 shares issuable upon the exercise of stock options that were exercisable as of March 19, 2026.
(5)	Consists of (i) 248,315 shares directly held by Mr. Kish and (ii) 133,330 shares issuable upon the exercise of stock options that were exercisable as of March 19, 2026.
(6)	Consists of 84,236 shares directly held by Mr. Dobson.
(7)	Consists of (i) 100,452 shares directly held by Ms. Motlagh and (ii) 43,830 RSUs that vest within 60 days of March 19, 2026.
(8)	Consists of 102,446 shares directly held by Mr. Seelig.
(9)	Consists of (i) 58,888 shares directly held by Mr. Griffith and (ii) 49,386 RSUs that vest within 60 days of March 19, 2026.

STOCKHOLDER PROPOSALS
Stockholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must follow the procedures set forth therein, including ensuring the receipt by the Company of such proposal at its principal executive offices (1661 East Franklin Avenue, El Segundo, CA 90245) on or before December 4, 2026.
Stockholders who intend to present a proposal, including nominations of persons for election to the Board, at the 2027 Annual Meeting without inclusion of such proposal in the Company’s proxy materials for the 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, are required to deliver notice of such proposal to the Secretary of the Company by registered mail at its principal executive offices (1661 East Franklin Avenue, El Segundo, CA 90245) between January 14, 2027 and February 12, 2027, assuming that the 2027 Annual Meeting is held within 30 days from May 14, 2027, the first anniversary of the Annual Meeting. If, however, the date of the 2027 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after such anniversary, notice must be so delivered not earlier than the close of business on the 150th day prior to, and not later than the close of business on the 120th day prior to, the date of the 2027 Annual Meeting or, if the first public announcement of the date of the 2027 Annual Meeting is fewer than 100 days prior to the date of the 2027 Annual Meeting, the 10th day following the day on which such public announcement meeting is first made by the Company. The adjournment, postponement or recess of the 2027 Annual Meeting or any announcement thereof does not commence a new time period for the giving of a stockholder’s notice other than as required by the Company’s bylaws. You are advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.
In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy card rules, stockholders who intend to solicit proxies in connection with an annual meeting for any year in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the anniversary date of the annual meeting for the previous year (for the 2027 Annual Meeting, no later than March 15, 2027). If, however, the date the annual meeting for such year has changed by more than 30 calendar days from such previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting for such year is first made.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and EVgo’s 2025 Annual Report on Form 10-K by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 13, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EVGO2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88286-P44976 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVgo INC.

The Board of Directors of EVgo INC. recommends you vote "FOR" the nominees named in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Darpan Kapadia	☐	☐
1b. Jonathan Seelig	☐	☐
1c. Paul Segal	☐	☐

The Board of Directors of EVgo INC. recommends you vote "FOR" Proposals 2 and 3:

The Board of Directors of EVgo INC. recommends you vote for "1 YEAR" on Proposal 4:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To approve, on a non-binding advisory basis, the frequency at which the Say-on-Pay vote at future annual meetings of stockholders will be held.	☐	☐	☐	☐

NOTE: In their discretion, to vote on such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please provide your full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V88287-P44976

EVgo INC.
Annual Meeting of Stockholders
May 14, 2026 11:00 AM EDT
This proxy is solicited on behalf of EVgo INC.'s Board of Directors

The undersigned hereby appoint(s) Badar Khan, Keefer Lehner and Francine Sullivan, and each of them, as proxies of the undersigned, each with the full power of substitution, and authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon such other business as may properly come before the meeting, all of the shares of Common Stock of EVgo INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on May 14, 2026, virtually at www.virtualshareholdermeeting.com/EVGO2026, and any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all individuals named in Proposal 1, FOR on Proposals 2 and 3, and for 1 YEAR on Proposal 4.

Please mark, sign, date, and return this proxy card promptly using the postage-paid envelope or follow the instructions to vote by phone or internet.

Continued and to be signed on reverse side